Use these links to rapidly review the document
TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221893

Prospectus Supplement
(To Prospectus dated December 20, 2017)

3,747,035 Shares

Common Stock

         We are offering 3,747,035 shares of our common stock.

         Our common stock is listed on the Nasdaq Global Market under the symbol "APEN." On June 19, 2018, the last reported sale price of our common stock was $5.60 per share.

         As of May 31, 2018, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $71.2 million, based on 10,312,320 shares of outstanding common stock held by non-affiliates, at a price of $6.90 per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on May 29, 2018. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus supplement is a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of the date hereof, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

         Investing in shares of our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page S-12 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement and accompanying prospectus before investing.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$5.5000	$20,608,693
Underwriting discount(1)(2)	$0.3349	$1,254,716
Proceeds, before expenses, to us(3)	$5.1651	$19,353,977

(1)
The underwriter will receive compensation in addition to the underwriting discount listed above. See "Underwriting" for a description of the compensation payable to the underwriter.

(2)
Represents a blended underwriting discount for all shares sold in the offering. See "Underwriting."

(3)
We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $350,000.

         We have granted the underwriter the right to purchase up to 562,055 additional shares of our common stock. The underwriter can exercise this right at any time within 45 days after the date of this prospectus.

         Certain of our directors and executive officers have agreed to purchase an aggregate of 440,772 shares of our common stock in this offering.

         We anticipate that delivery of the common stock against payment will be made on or about June 22, 2018.

Craig-Hallum Capital Group

The date of this prospectus supplement is June 20, 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

        We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we may authorize for use in connection with this offering is accurate only as of its date regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectuses or of any sale of common stock.

        Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we may authorize for use in connection with this offering in any jurisdiction where

S-i

action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we may authorize for use in connection with this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we may authorize for use in connection with this offering applicable to that jurisdiction.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus which includes the documents incorporated by reference therein and provides more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the section titled "Where You Can Find More Information," in their entirety before making an investment decision.

        "Apollo Endosurgery," the Apollo Endosurgery logo and other trademarks or service marks of Apollo Endosurgery, Inc. appearing in this prospectus supplement and accompanying prospectus are the property of Apollo Endosurgery, Inc. Other trademarks, service marks or trade names appearing in this prospectus supplement and accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or any free writing prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus supplement and accompanying prospectus, including the information contained under the heading "Risk Factors" beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference herein, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

        Throughout this prospectus, the terms "Apollo," "we," "us," "our," and "our company" refer to Apollo Endosurgery, Inc.

Company Overview

        We are a medical technology company primarily focused on the design, development and commercialization of innovative medical devices that can be used for the treatment of obesity.

        We are one of the market share leaders in less invasive devices that treat obesity. Our products are used by general surgeons, bariatric surgeons and gastroenterologists in a variety of settings to provide interventional therapy to patients who suffer from obesity and the many co-morbidities associated with obesity as well as various other gastrointestinal conditions.

        We believe that obesity is a chronic disease and that the optimal clinical outcome for a substantial portion of patients suffering from obesity will require interventional treatments combined with ongoing, long-term physician care. As a result, our product portfolio consists of surgical and non-surgical interventional devices that fill the gap between low efficacy pharmacological treatments for obesity and highly-invasive, anatomy-altering bariatric stapling procedures. Some of our products are also used in procedures that address or repair a variety of gastrointestinal ("GI") defects.

        Our strategic focus and the majority of our future revenue growth is expected to come from our Endo-bariatric product portfolio, which consists of the Orbera® and OverStitchTM systems. Until recently, the majority of our product revenues has come from the Apollo Surgical product portfolio, which consists of the Lap-Band® System and related laparoscopic accessories. Revenues from the Surgical product portfolio had been decreasing over the past several years prior to our acquisition of those products in December 2013 and revenues have continued to decline since. In 2017, Endo-bariatric product sales, in total, surpassed Surgical product sales.

Overview of Obesity and the Market

        Obesity as a disease is increasing worldwide. In the United States, it is estimated that 75 million adults are obese or clinically obese with a BMI of between 30 and 40. It is further estimated that an additional 19 million adults are morbidly obese in the United States, with a BMI greater than 40. Over 650 million people around the world are considered obese.

        According to the Center for Disease Control, there are more than 20 obesity-linked diseases and disorders-known as comorbidities (heart disease, type 2 diabetes, hypertension, and more). Due to these comorbidities, obesity also adds significant cost to healthcare systems around the world. In the United States, it has been reported that the cost of providing healthcare to a person with a BMI of 40 is up to two times the cost of providing the same level of healthcare to a person with a BMI less than 30.

        Traditional obesity intervention has been bariatric surgery (gastric bypass, sleeve gastrectomy and laparoscopic adjustable gastric banding), which today, is mostly performed laparoscopically. Today, based on United States population demographics and reported bariatric procedure volumes, less than 2% of the population eligible for bariatric surgery have a procedure. We believe that the primary detractor from bariatric surgery is patient fear; fear of surgery in general, but more specifically fear associated with the highly-invasive nature of bariatric surgery, permanent anatomical alteration, potential for non-permanent results and the post-operative severe complications that can be associated with bariatric surgery.

Our Strategy

        Our objective is to improve today's obesity-related health problem by facilitating anatomy preserving, less invasive, yet effective, and reversible interventional procedures for obesity through our product offerings. Our "Endo-Bariatrics" products treat obesity with procedures delivered with a flexible endoscope and without traditional surgery. We also offer surgical products, consisting of the Lap-Band and related accessory products that offer long-term weight loss and improvement of co-morbid conditions through a less-invasive, reversible procedure known as laparoscopic adjustable gastric banding ("Gastric Banding").

        Our goal is to be a global leader in providing clinically proven, anatomy preserving and less invasive solutions for cost-effective treatment of obese patients. The key elements of our strategy include:

  •
  Support the adoption of our Endo-bariatric products—We intend to continue to conduct medical education activities along with patient education and outreach initiatives. We will continue to provide field sales support and to make selective investments in reimbursement initiatives to support adoption and use of our Endo-bariatric products.

  •
  Continue to deliver innovative products and broaden the product portfolio—We intend to broaden our portfolio of products through internal product development efforts, and will consider acquisitions of products or companies that complement our current business.

  •
  Expand into new markets—We intend to continue to pursue regulatory clearance for our products and improved distribution in key international markets where we believe there is or will be strong market demand for our products.

  •
  Stabilize the sales of our surgical products—We intend to continue to service and support our network of surgeon customers who continue to achieve positive outcomes with the Lap-Band and remain dedicated to its use.

Apollo Products

Endo-Bariatrics

        The Apollo Endo-Bariatric products consist primarily of the Orbera Intragastric Balloon System and the OverStitch Endoscopic Suturing System. For the year ended December 31, 2017, 54% of the Endo-bariatric product sales related to Orbera and 46% of our Endo-bariatric product sales related to OverStitch, compared to 71% and 29%, respectively, in the year ended December 31, 2016.

  Orbera Intragastric Balloon System

        The Orbera Intragastric Balloon System (the "Orbera System" or "Orbera") and the Orbera365 Managed Weight Loss System ("Orbera365") are non-surgical alternatives for the treatment of overweight and obese adults. The Orbera System and the Orbera365 each include a single silicone balloon that is filled with saline after endoscopic transoral placement into the patient's stomach. Once in the patient's stomach, the balloon serves to reduce stomach capacity, causing patients to consume less following the procedure, and delay gastric emptying, the primary mechanisms of action in assisting the patient in losing weight. Placement of the balloon is temporary and is removed endoscopically, typically, under conscious sedation.

        In the United States, Orbera is indicated for an indwell period of up to six months for adults within a BMI range of 30 to 40 who have tried other weight loss programs, such as supervised diet and exercise, but who were unable to lose weight and keep it off. Outside the United States, Orbera is generally indicated for temporary weight loss for patients with a BMI greater than or equal to 27. Orbera is also known in certain markets as BIB (or BioEnterics Intragastric Balloon) and BIB is indicated for an indwell period of up to six months for weight loss in obese patients with BMI of 30-39 and also for pre-surgical temporary use in severely obese patients (BMI greater than 40 or a BMI of 35 or greater with comorbidities) in order to reduce surgical risk or for severely obese patients who are not considered as candidates for obesity surgery. Orbera365 is indicated as a weight loss aid with an indwell period of up to 12 months for (1) adults with a BMI of 27 to 50 kg/m2 who failed to achieve and maintain weight loss with a supervised weight-control program or (2) adults with a BMI greater than 40 kg/m2 or BMI of 35 kg/m2 with comorbidities, prior to obesity or other surgery, in order to reduce surgical risk. The Orbera365 is currently marketed in the European Union and European Economic Area member countries.

        The clinical effectiveness and safety profile of the Orbera System as a non-ulcerogenic weight loss device has been reported in over 230 peer reviewed publications covering over 8,000 patients. Although not specifically indicated for the treatment of obesity-related comorbidities, studies have reported resolution or improvement in a patient's pre-existing comorbidities at the time of Orbera removal. The Orbera is currently the only balloon or other endoscopic product that has been recognized in the American Society for Gastrointestinal Endoscopy ("ASGE") Preservation and Incorporation of Valuable Endoscopic Innovations assessment to have met its threshold standards for the treatment of obesity. The meta-analysis performed by the ASGE was based on the aggregation of certain clinical studies conducted outside the United States and reported an estimated TBWL at six months of approximately 13.2%.

        The Orbera System was originally CE marked in May 1997. Orbera365 was CE marked in August 2017 with commercial sales beginning in the fourth quarter of 2017. Orbera365 will replace Orbera in Europe in the next couple of years as Orbera is phased out. Orbera is the global market leader among intragastric balloons available in over 70 countries with more than 277,000 units distributed in the period from January 1, 2006 to March 31, 2017.

        Following FDA approval in August 2015, the Orbera System was launched, and we began distribution in the United States. From FDA approval through the end of 2017, we trained nearly 1,000 U.S. physicians on the use of Orbera for non-surgical less-invasive weight loss for patients who suffer from obesity.

        As part of the FDA approval of Orbera in the United States, we are required to conduct a post-approval clinical study. The Orbera Post-Approval Study is a prospective, multicenter, open-label, post-approval study of the safety and effectiveness of Orbera as an adjunct to weight reduction for obese adults (22 years of age and older) with BMI ≥ 30 kg/m2 and BMI ≤ 40 kg/m2. The Orbera Post Approval Study will enroll up to 284 enrollees to yield approximately 255 subjects treated with the Orbera from 10 to 20 U.S. clinical study sites. The primary study objective is to demonstrate that the incidence of device and procedure-related SAEs after 26 weeks of Orbera treatment will be no greater than 15%. Currently, this study has enrolled 267 subjects from a total of 12 clinical study sites. Enrollment is expected to be completed in September 2018 based on current enrollment rates.

        In February of 2017, the FDA issued a letter to health care providers of events of balloon spontaneous over-inflation and, separately, reports of acute pancreatitis. We subsequently developed updates to Orbera's product labeling and physician training materials, and these were approved by FDA and implemented in June 2017. The labeling changes included additions to the "Warnings" and "Possible Complications" sections and an update to the "Clinical Evaluations..." sub-section within the "Adverse Events" history for Orbera.

        In August of 2017, the FDA issued an update to alert health care providers of five reports of unanticipated deaths that occurred since 2016 in patients with a liquid-filled intragastric balloon system. Four of the deaths involved patients who had received an Orbera and had been self-reported by us to the FDA as part of our normal product surveillance process. In June 2018, the FDA issued an update to alert health care providers of five additional reports worldwide of unanticipated deaths that had been reported since the August 2017 letter to Health Care Providers and also announced the approval of labeling changes for the Orbera Balloon System. Four of the additional reported deaths involved patients who had received an Orbera balloon and had been self-reported by us to the FDA as part of our normal product surveillance process. Neither the FDA's August 2017 letter to Health Care Providers nor the June 2018 letter to Health Care Providers indicates that the patient deaths were related to the Orbera balloon or the insertion procedures.

        The Orbera Directions For Use released in June 2018 stated that during the period from January 1, 2006 through March 31, 2018, there had been 24 reported deaths of patients while they had an Orbera balloon with a global incident rate of less than 0.01% of the more than 295,000 Orbera balloons distributed during that time period. The revised Directions for Use of the Orbera also reported a U.S. mortality rate in Orbera patients of 0.036%. While the cause of death has not been provided or determined in all cases, we have not received any communication or indication from the attending physicians or hospitals that the reported deaths were caused by the Orbera balloon. In total, Apollo has reported nine instances of death involving patients who had received an Orbera since receiving FDA approval in August 2015 with six of the incidents occurring outside the United States; the overall incident rate of patient death remains less than 0.01%.

        In May 2016, we launched the Orbera Coach platform, an on-demand telehealth program that provides virtual post-implant support tailored to meet the needs of patients who undergo the Orbera procedure. The platform was co-developed with Zillion Health, a private company.

  OverStitch Endoscopic Suturing System

        The OverStitch Endoscopic Suturing System ("OverStitch") enables advanced endoscopic procedures by allowing physicians to place full-thickness sutures and secure the approximation of tissue through a flexible endoscope. OverStitch is currently the only U.S. cleared flexible endoscopic suturing device capable of full-thickness suturing of tissue. OverStitch is a mechanical suturing device that operates in cooperation with a flexible endoscope and allows a user to access portions of a patient's gastrointestinal tract and place sutures through the full thickness of a patient's tissue using endoscopic visualization. The OverStitch Endoscopic Suture System received United States FDA 510(k) clearance in August 2008 and CE Mark in November 2012.

        OverStitch is compatible with a dual channel flexible endoscope that has limited market presence, representing less than 5% of the flexible endoscopes in hospitals and clinics around the world. We also are working to develop and bring to market the OverStitch Sx Endoscopic Suturing System ("OverStitch Sx") that will be compatible with single-channel flexible endoscopes of diameters ranging from 8.8 mm to 9.8 mm, the majority of flexible endoscopes in hospitals and clinics around the world today.

        The functionality of the OverStitch device allows it to be used for a broad number of bariatric (both revisional and primary) and non-bariatric applications. See "—Recent Developments." Since its market introduction in 2008, approximately 29,000 OverStitch units have been sold for procedures worldwide.

        One of the most promising newly developed weight-loss procedures is endoscopic sleeve gastroplasty ("ESG"), which transorally uses endoscopic suturing with OverStitch to reduce the volume of the stomach and form a small diameter sleeve, similar to the goal of a surgical sleeve gastrectomy procedure but without the invasiveness and need for amputation of the gastric remnant. The advantages of the ESG as compared to a surgical sleeve includes maintaining the structural integrity of the gastric wall, reversibility, relative ease of revision or maintenance, lower procedure adverse events, and reduced costs.

        ESG is based on the placement of full-thickness sutures to secure the approximation of tissue which is the labeled indication of OverStitch. However, the labeled indication of the OverStitch device currently does not specifically identify the ESG procedure. The first multicenter study was presented in May 2016 at Digestive Disease Week, which was updated to a 24-month follow-up study in April 2017 in Obesity Surgery, The Journal of Metabolic Surgery and Allied Care. This was a three center (two in the U.S. and one in Spain) study of medical records of patients who underwent ESG from January 2013 to November 2015. All procedures were performed in a similar fashion using the OverStitch device to place full-thickness sutures to fold in the greater curvature of the stomach, creating endolumenally a narrow sleeve with the goal of reducing gastric functional capacity.

        A total of 248 patients were included in the study. Patient BMI at the start of the study was 37.8, plus or minus 5.6.

  •
  215 patients reached six-month follow-up and the study reported an average TBWL of 15.2%.

  •
  57 patients reached 24-months follow-up and the study reported an average TBWL of 18.6%.

  •
  There was no significant difference in weight loss between the three centers.

        Five serious adverse events occurred: two perigastric inflammatory fluid collections that resolved with percutaneous drainage and antibiotics, one self-limited hemorrhage from splenic laceration, one pulmonary embolism 72 hours after the procedure, and one pneumoperitoneum and pneumothorax requiring chest tube placement. All five patients recovered fully. Most of the serious adverse events were associated by the authors with suturing to reduce the fundus part of the stomach and as a result, reducing the fundus is no longer part of the standard ESG technique.

        In 2017, we entered into a clinical trial agreement with The Mayo Clinic in Rochester, Minnesota to undertake the MERIT-Trial (Multi-center ESG Randomized Interventional Trial) to evaluate the long-term safety and efficacy of ESG compared to efficacy endpoints set forth in a consensus statement of the ASGE and the American Society of Metabolic Bariatric Surgery ("ASMBS") and its impact on obesity related comorbidities in patients with obesity and BMI between 30-45. The MERIT-Trial is expected to enroll 200 patients, stratified into three groups (Obesity, Obesity with hypertension, Obesity with diabetes). The trial will have two levels: (1) the randomized study phase with primary outcomes for both treatment and control participants evaluated at 12 months, and (2) the crossover, non-randomized study phase with outcomes for (a) the initial treatment participants at 24 months after their ESG, and (b) the control crossover participants evaluated at 12 months after their ESG.

        In addition, OverStitch is used during procedures for treating a variety of GI defects in both the upper and lower GI tract; including closure of acute perforations and chronic fistulas; inadvertent perforation of the intestines; tissue closure after the removal of abnormal lesions in the esophagus, stomach or colon (also known as endoscopic submucosal dissections and endoscopic mucosal resections) and in the treatment of swallowing disorders (peroral endoscopic myotomy, or "POEM"). It is also used to suture in place esophageal stents in order to prevent their migration. We estimate that approximately 40% of procedures performed with OverStitch in 2017 were in connection with the treatment of such GI defects.

        Also during 2017, we entered into a Registry Funding Agreement with the American Gastroenterological Association (AGA) Center for GI Innovation and Technology to develop and administer a registry (the "AGA Registry") to evaluate flexible endoscopic procedures enabled by the OverStitch™ Endoscopic Suturing System. The AGA Registry will collect real-world evidence related to the safety and efficacy of a number of flexible endoscopic suturing-enabled procedures, including the revisions of patients after a failed bariatric surgery and the fixation of esophageal stents to prevent migration, while collecting data usage on other procedures currently in practice. The resulting data will be used by payors to evaluate the benefits of endoscopic suturing procedures relative to traditional therapies. We expect the AGA Registry to collect data for four years with interim reporting expected

Surgical

        Our Surgical products consist primarily of the Lap-Band System and accessories used in laparoscopic bariatric surgeries. The Lap-Band System is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The Lap-Band System is an adjustable silicone band that is laparoscopically placed around the upper part of the stomach through a small incision, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure, where the patient is able to go home the day of the procedure without the need for an overnight hospital stay.

        The Lap-Band System has been in use in Europe since 1993 and was CE marked in 1997. FDA approval in the United States was obtained in 2001 and the Lap-Band System has been approved in many countries around the world. More than 860,000 Lap-Band Systems have been distributed worldwide.

        The Lap-Band System was approved for use in the United States for patients with BMI greater than or equal to 40 or a BMI greater than or equal to 35 with one or more severe comorbid conditions. In 2011, the United States FDA granted approval for an expanded indication for the Lap-Band System to include patients with a BMI in the range of 30 to 35 and with one or more comorbid conditions.

        As part of the FDA expansion of the approved indication of the Lap-Band System to include patients with a lower BMI, we are required to conduct a post-approval clinical study. The Lap-Band Lower Body Mass Index (LBMI) Post-approval Study (Apollo-001) is a prospective, multicenter, open-label, post-approval study intended to evaluate the safety and effectiveness of the Lap-Band System in an obese population (BMI ≥ 30 kg/m2 and < 40 kg/m2) with 1 or more obesity-related comorbidities up to 10 years after implantation. The LBMI Post-Approval Study is designed to enroll up to 325 patients from up to 20 clinical study sites. The primary objective is to assess the percentage of patients who experience an explant of the Lap-Band System within five years of implantation. Secondary objectives include assessment of patients who respond to the Lap-Band System at five years, where response is defined as achieving at least 7%TBWL, assessment of prevalence of diabetes at five years, and assessment of changes in obesity-related comorbid conditions at five years. Additional objectives are to evaluate long-term effectiveness (weight loss and comorbidity improvement) and safety (reoperations, esophageal dilatation, esophageal dysmotility, and other device-related and procedure-related AEs). In March 2018, the FDA approved the early termination of the LBMI Post-Approval Study based upon the availability of long-term safety and effectiveness data of Lap-Band in the lower BMI indication in existing published evidence, and subsequent site closure activities are in process.

        More than 400 peer-reviewed publications and extensive real-world experience demonstrate that laparoscopic adjustable gastric banding surgery using Lap-Band is a safe and effective treatment option for obesity. Adjustable gastric banding using the Lap-Band System has been reported to be significantly safer than gastric bypass while statistically producing the same weight loss 5 years after surgery when accompanied by an appropriate post-operative follow-up and adjustment protocol. Studies have reported sustained resolution or improvement in type 2 diabetes, gastroesophageal reflux, obstructive sleep apnea, asthma, arthritis, hypertension and other pre-existing obesity related comorbidities following gastric banding. The gastric banding surgical procedure is generally reimbursed by most payors and insurance programs that cover bariatric surgery.

Recent Developments

        In June 2018, researchers at the Mayo Clinic and other institutions presented positive results from an FDA-approved prospective open-label study of the Orbera balloon in patients with non-alcoholic steatohepatitis ("NASH"). These results demonstrated benefits of weight loss with the Orbera balloon in patients with NASH and non-alcoholic fatty liver disease ("NAFLD"): 65% of patients achieved resolution of NASH under study parameters on biopsy; 80% of patients had a ≥2 point improvement in NAFLD activity score following treatment during the observation period; and 15% of patients had tissue evidence indicating regression of fibrosis following treatment. These benefits were also coupled with significant weight loss and improvements in other key risk factors for cardiovascular disease and diabetes shown in trial patients. On average, patients achieved total body weight loss of 12% in the six months with their Orbera balloon, and 80% of patients were able to achieve the minimum recommended weight loss of 7.0% TBWL. Additionally, there were notable and statistically significant improvements in key metabolic factors, such as decrease in diabetes-related HbA1c (7.5±0.4 to 6.3±0.3; p=0.004) and central obesity (waist circumference decreased by 8.6±13 cm; p=0.02).

        In June 2018, the results of a retrospective cohort analysis of the 2014 Nationwide Inpatient Sample discharge data on adult patients who had a principal diagnosis indicating a revisional bariatric surgery were presented at Digestive Disease Week. The primary outcome reviewed in the study was mortality following revisional surgery. Secondary outcomes were cost, length of hospital and intensive care stay. Key data reported from 14,280 patients who underwent inpatient revisional bariatric surgeries in 2014 include:

  •
  post-operative inpatient mortality was 2.1% (n=290 patients)

  •
  length of hospital stay was 5.4 days;

  •
  mean cost per patient was $65,836; and

  •
  3.3% of patients required intensive care stay, and of those, there was a 25% mortality rate.

        We believe this evidence supports an endoscopic approach to bariatric surgical revisions as a potentially well-tolerated and clinically meaningful option for patients facing bariatric surgery.

        In addition, the results of a meta-analysis of 21 randomized clinical trials, presented at Digestive Disease Week in June 2018, showed that fluid-filled balloons, like the Orbera balloon, have demonstrated superior weight loss results as compared to gas-filled balloons. The clinical trials reviewed included 877 total patients, including trials for all three FDA-approved intragastric balloons and assessed weight loss metrics at six and 12 month intervals (six months after balloon removal). The study showed fluid-filled balloons resulted in 60% more total body weight loss at six months following balloon removal compared with gas-filled balloons, with Surface Under the Cumulative Ranking probabilities demonstrating superiority of liquid-filled intragastric balloons at all time points. The Orbera balloon had the highest average weight loss of any of the intragastric balloons included in the meta-analysis.

Corporate Background

        Apollo was founded in 2005, and is currently incorporated in Delaware with headquarters in Austin, Texas. The Company was founded to develop and commercialize innovations originating from a collaboration of physicians from the Mayo Clinic, Johns Hopkins University, Medical University of South Carolina, the University of Texas Medical Branch and the Chinese University of Hong Kong, who called themselves the Apollo Group. The work of the Apollo Group resulted in a significant portfolio of patents in the field of flexible endoscopy and minimally invasive surgery aimed at minimizing the trauma of surgical access by taking advantage of natural orifices to deliver surgical tools to targeted areas.

        In December 2013, we entered into an asset purchase agreement to acquire the obesity intervention division of Allergan, Inc. In conjunction with this purchase agreement, we entered into several agreements whereby Allergan agreed to provide manufacturing and distribution support over a two year period as we established our own manufacturing and worldwide distribution capabilities. Significant milestones during the transition period include:

  •
  transfer of United States sales force in December 2013, and distribution in September 2014;

  •
  transfer of Europe, Canada and Australia sales force and distribution in November 2014, and Brazil in November 2015; and

  •
  start of Costa Rica manufacturing operations in June 2016.

        As a result of these transition activities, we established offices in England, Australia, Italy and Brazil that oversee regional sales and distribution activities outside the United States; a manufacturing facility in Costa Rica; and a device analysis lab in California. All other activities are managed and operated from our facilities in Austin, Texas.

        In December 2016, we completed our business combination with Lpath, Inc., a publicly traded company ("Lpath"), in accordance with the terms of an agreement and plan of merger and reorganization, dated September 8, 2016 (the "Merger"). Following the Merger, Lpath was renamed "Apollo Endosurgery, Inc." and our common stock began trading on the Nasdaq Global Market under the symbol "APEN."

        "LapBand", "Orbera", "OverStitch", the Apollo logo and other trademarks or service marks of Apollo Endosurgery, Inc. appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are the property of Apollo Endosurgery, Inc. Other trademarks, service marks or trade names appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are the property of their respective owners. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

        Our principal executive offices are located at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Our telephone number is (512) 279-5100. Our corporate website address is www.apolloendo.com. Information contained on or accessible through our website is not a part of this prospectus supplement or accompanying prospectus, and the inclusion of our website address in this prospectus supplement and accompanying prospectus is an inactive textual reference only.

 THE OFFERING

Common stock offered	3,747,035 shares.
Common stock to be outstanding after this offering	21,082,662 shares (or 21,644,717 shares if the underwriter exercises its option to purchase additional shares in full).
Option to purchase additional shares	We may sell up to 562,055 additional shares of common stock if the underwriter exercises its option to purchase additional shares in full.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $19.0 million, or approximately $21.9 million if the underwriter exercises its option to purchase additional shares in full, after deducting the underwriting discount and offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder for working capital and general corporate purposes. See the section titled "Use of Proceeds" found on page S-42 of this prospectus supplement.

Risk factors

See "Risk Factors" beginning on page S-12 of this prospectus supplement, as well as other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, for a discussion of factors you should read and consider carefully before investing in our common stock.

Nasdaq Global Market symbol	"APEN"

        Certain of our directors and executive officers have agreed to purchase an aggregate of 440,772 shares of our common stock in this offering.

        The number of shares of common stock to be outstanding after this offering is based on 17,335,627 shares of common stock outstanding as of March 31, 2018, and excludes:

  •
  1,906,501 shares issuable upon the exercise of outstanding stock options, including options that vest upon our achievement of certain revenue targets for calendar year 2018, with a weighted-average exercise price of $5.29 per share;

  •
  119,167 shares issuable upon settlement of outstanding restricted stock units;

  •
  828,907 shares available for future issuance as of March 31, 2018 as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2017 Equity Incentive Plan; and

  •
  251,891 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $64.86 per share.

        Unless otherwise stated, information in this prospectus supplement assumes:

  •
  no exercise of outstanding options or warrants or settlement of outstanding restricted stock units; and

  •
  no exercise by the underwriter of its option to purchase additional shares.

        Pursuant to that certain sales agreement, dated December 4, 2017, or the Sales Agreement, that we entered into with Cantor Fitzgerald & Co., or Cantor, we may offer and sell, from time to time, shares of our common stock through Cantor, acting as agent, through an "at the market offering" as defined in Rule 415(a)(4), or the ATM Offering, promulgated under the Securities Act of 1933, as amended, or the Securities Act. On December 20, 2017, we filed a prospectus supplement, or the ATM Prospectus Supplement, pursuant to which we may offer and sell, from time to time, shares of our common stock having an aggregate offering price of up to $16.0 million through Cantor under the Sales Agreement. As of the date of this prospectus supplement, we have not sold any shares of common stock under the ATM Offering. In connection with this offering, we terminated the ATM Prospectus Supplement, but the Sales Agreement remains in full force and effect. We will not make any sales of common stock under the ATM Offering unless and until we file an updated prospectus supplement.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the summary selected consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, or SEC, on March 1, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 3, 2017, and the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement and accompanying prospectus. The summary selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and accompanying prospectus.

        The following consolidated statements of operations and comprehensive loss data for the years ended December 31, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and accompanying prospectus. The consolidated statements of operations and comprehensive loss data for the three months ended March 31, 2018 and 2017 and the consolidated balance sheet data as of March 31, 2018 are derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement and accompanying prospectus. Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results of interim periods are not necessarily indicative of the results for an entire year.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016
	(in thousands)
Consolidated Statements of Operations and Comprehensive Loss Data:
Revenues	$15,743	$14,517	$64,310	$64,650
Cost of sales	6,553	5,096	24,578	25,255
Gross margin	9,190	9,421	39,732	39,395
Total operating expenses	16,822	16,232	62,171	60,156
Loss from operations	(7,632)	(6,811)	(22,439)	(20,761)
Interest expense, net	960	1,481	4,508	18,168
Other expense (income)	(516)	(125)	41	1,851
Net loss	(8,134)	(8,217)	(27,292)	(41,167)

		As of December 31,
	March 31, 2018
		2017	2016
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$23,257	$31,418	$20,041
Total assets	100,619	109,061	102,124
Long-term debt	33,118	33,321	39,427
Total liabilities	58,800	59,148	59,707
Total stockholders' equity	41,819	49,913	42,417
Total liabilities and stockholders' equity	100,619	109,061	102,124

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and discussed in the section titled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each of which is incorporated by reference in this prospectus supplement and accompanying prospectus in its entirety, together with other information in this prospectus supplement and accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses that we may authorize for use in connection with this offering, before making a decision to invest in shares of our common stock.

        Our business faces significant risks and the risks described below and in the documents incorporated by reference herein may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose all or part of your investment. Please also read carefully the section below titled "Special Note Regarding Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant operating losses since inception and may not be able to achieve profitability.

        We have incurred net losses since our inception in 2005. For the years ended December 31, 2017 and 2016, we had net losses of $27.3 million and $41.2 million, respectively, and for the three months ended March 31, 2018 we had a net loss of $8.1 million. As of March 31, 2018, we had an accumulated deficit of $185.2 million. To date, we have funded our operations primarily through equity offerings, the issuance of debt instruments, and from sales of our products. We have devoted substantially all of our resources to the acquisition of products, the research and development of products, sales and marketing activities and clinical and regulatory initiatives to obtain approvals for our products. Our ability to generate sufficient revenue from our existing products, and to transition to profitability and generate consistent positive cash flows is uncertain. We may need to raise additional funds in the future, and such funds may not be available on a timely basis, or at all. We expect that our operating expenses may increase as we continue to build our commercial infrastructure, develop, enhance and commercialize our products and incur additional costs associated with being a public company. As a result, we may incur operating losses for the foreseeable future and may never achieve profitability.

Our long-term growth depends on our ability to successfully develop the Endo-bariatric market and successfully commercialize our Endo-bariatric products.

        It is important to our business that we continue to build a market for Endo-bariatric procedures within the bariatric market. The bariatric market is traditionally a surgical market. Our Endo-bariatric products offer non-surgical and less-invasive weight loss solutions and technology that enable new options for physicians treating their patients who suffer from obesity. However, this is a new market and developing this market is expensive and time-consuming and may not be successful due to a variety of factors including lack of physician adoption, patient demand, or both. Even if we are successful in developing additional products in the Endo-bariatric market, the success of any new product offering or enhancement to an existing product will depend on several factors, including our ability to:

  •
  properly identify and anticipate physician and patient needs;

  •
  effectively train physicians on how to use our products and achieve good patient outcomes;

  •
  effectively communicate with patients and educate them on the benefits of Endo-Bariatric procedures;

  •
  influence procedure adoption in a timely manner;

  •
  develop clinical data that demonstrate the safety and efficacy of the procedures that use our products;

  •
  obtain the necessary regulatory clearances or approvals for new products or product enhancements;

  •
  be FDA–compliant with marketing of new devices or modified products;

  •
  receive adequate coverage and reimbursement for procedures performed with our products; and

  •
  successfully train the sales and marketing team to effectively support our market development efforts.

        If we are unsuccessful in developing and commercializing the Endo-Bariatric market, our ability to increase our revenue will be impaired.

Adverse U.S. and international economic conditions may reduce consumer demand for our products, causing our sales and profitability to suffer.

        Adverse economic conditions in the U.S. and international markets may negatively affect our revenues and operating results. Our Endo-bariatric products, such as the Orbera managed weight loss system, have limited reimbursement, and in most cases are not reimbursable by governmental or other health care plans and instead are partially or wholly paid for directly by patients. The gastric banding procedure that uses our Lap-Band system is generally covered by most insurance programs that cover bariatric procedures, however, a gastric banding procedure is an elective procedure and may also require significant copay and other out of pocket expenses by the patient. Sales of our products may be negatively affected by adverse economic conditions impacting consumer spending, including among others, increased taxation, higher unemployment, lower consumer confidence in the economy, higher consumer debt levels, lower availability of consumer credit, higher interest rates and hardships relating to declines in the housing and stock markets which have historically caused consumers to reassess their spending choices and reduce their likelihood to pursue elective surgical procedures. Any reduced consumer demand due to adverse economic or market conditions could have a material adverse effect on our business, cause sales and profitability to suffer, reduce operating cash flow and result in a decline in the price of our common stock. Adverse economic and market conditions could also have a negative impact on our business by negatively affecting the parties with whom we do business, including among others, our business partners, creditors, third-party contractors and suppliers, causing them to fail to meet their obligations to us.

Our future growth depends on physician adoption and recommendation of procedures utilizing our products.

        Our ability to sell our products depends on the willingness of our physician customers to adopt our products and to recommend corresponding procedures to their patients. Physicians may not adopt our products unless they determine that they have the necessary skills to use our products and based on their own experience, clinical data, communications from regulatory authorities and published peer-reviewed research that our products provide a safe and effective treatment option. Even if we are able to raise favorable awareness among physicians, physicians may be hesitant to change their medical treatment practices and may be hesitant to recommend procedures that utilize our products for a variety of reasons, including:

  •
  existing preferences for competitor products or with alternative medical procedures and a general reluctance to change to or use new products or procedures;

  •
  lack of experience with our products;

  •
  time and skill commitment that may be necessary to gain familiarity with a new product or new treatment;

  •
  a perception that our products are unproven, unsafe, ineffective or experimental;

  •
  reluctance for a related hospital or healthcare facility to approve the introduction of a new product or procedure;

  •
  a preference for an alternative procedure that may afford a physician or a related hospital or healthcare facility greater remuneration;

  •
  development of new weight loss treatment options, including pharmacological treatments, that are less costly, less invasive, or more effective.

Our future growth depends on patient awareness of and demand for procedures that use our products.

        The procedures that utilize our products are generally elective in nature and demand for our products is driven significantly by patient awareness and preference for the procedures that use our products. We educate patients about our products and related procedures through various forms of media. However, the general media, social media and other forms of media outside of our control as well as competing organizations may distribute information that presents our products and related procedures as being unproven, unsafe, ineffective or experimental or otherwise is unfavorable to our products and related procedures. If patient awareness and preference for procedures is not sufficient or is not positive, our future growth will be impaired. In addition, our future growth will be impacted by the level of patient satisfaction achieved from procedures that use our products. If patients who undergo treatment using our product are not satisfied with their results, our reputation and that of our products may suffer. Even if we are able to raise favorable awareness among patients, patients may be hesitant to proceed with a medical treatment for various reasons including:

  •
  perception that our products are unproven or experimental;

  •
  reluctance to undergo a medical procedure;

  •
  reluctance of a prospective patient to commit to long term lifestyle changes;

  •
  previous long term failure with other weight loss programs;

  •
  out of pocket cost for an elective procedure; and

  •
  alternative weight loss treatments that are perceived to be more effective or less expensive.

We may not be able to successfully introduce new products to the market in a timely manner.

        Our future financial performance will depend in part on our ability to develop and manufacture new products or to acquire new products in a cost-effective manner, to introduce these products to the market on a timely basis and to achieve market acceptance of these products. Factors which may result in delays of new product introductions include capital constraints, research and development delays, lack of personnel with sufficient experience or competence, delays in acquiring regulatory approvals or clearances or delays in closing acquisition transactions. Future product introductions may fail to achieve expected levels of market acceptance including physician adoption, patient awareness or both. Factors impacting the level of market acceptance include the timeliness of our product introductions, the effectiveness of medical education efforts, the effectiveness of patient awareness and educational activities, successful product pricing strategies, available financial and technological resources for product promotion and development, the ability to show clinical benefit from future products and the availability of coverage and reimbursement for procedures that use future products.

If we are unable to manage and maintain our direct sales and marketing organizations, we may not be able to generate anticipated revenue.

        Our operating results are directly dependent upon the sales and marketing efforts of our employees. If our direct sales representatives fail to adequately promote, market and sell our products, our sales may suffer. In order to generate our anticipated sales, we will need to maintain a qualified and well trained direct sales organization. As a result, our future success will depend largely on our ability to hire, train, retain and motivate skilled sales managers and direct sales representatives. Because of the competition for their services, we cannot assure you we will be able to hire and retain direct sales representatives on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales representatives would prevent us from expanding our business and generating sales. Additionally, new hires require training and take time before they achieve full productivity. If we fail to train new hires adequately, new hires may not become as productive as may be necessary to maintain or increase our sales and we may not be able to effectively commercialize our products, which would adversely affect our business, results of operations and financial condition.

Our long-term growth and our cash flows depend on the ability to stabilize revenue from the sale of our surgical products.

        Our surgical products consist of the Lap-Band System and related laparoscopic accessories. In the past, a significant portion of our revenue has come from our surgical products. Revenue from the surgical product portfolio has been decreasing due to a shift in procedure mix to bariatric stapling procedures such as sleeve gastrectomy or gastric bypass procedures. It is important to our long-term growth to stabilize revenue from our surgical product business so that the decline of our surgical products business does not offset growth from other parts of our business.

        There can be no assurance that we will be able to stabilize the declining revenue for our surgical products. Our surgical product revenue in 2017 was $27.6 million, compared with $32.3 million in 2016.

We are dependent on certain suppliers and supply disruptions could materially adversely affect our business and future growth.

        If the supply of materials from our suppliers were to be interrupted, replacement or alternative sources might not be readily obtainable. In particular, the products which together comprise our OverStitch Endoscopic Suturing System are sourced from a variety of suppliers and these suppliers further depend on many component providers. As OverStitch sales increase, we have experienced times of temporary supply disruption for a variety of reasons and this has caused delays in our fulfillment of customer orders. However, if such a condition were to persist, our business could suffer as our reputation with customers could be damaged and eventually could lead to reduced future demand for our products. An inability to continue to source materials or components from any of our suppliers could be due to reasons outside of our direct control, such as regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages at the supplier and unexpected demands or quality issues.

        If we are required to replace a vendor, a new or supplemental filing with applicable regulatory authorities may be required before the product could be sold with a material or component supplied by a new supplier. The regulatory approval process may take a substantial period of time and we cannot assure investors that we would be able to obtain the necessary regulatory approval for a new material to be used in products on a timely basis, if at all. This could create supply disruptions that would materially adversely affect our business. For example, in instances where we are changing our supplier of a key component of a product, we will need to ensure that we have sufficient supply of the component while the change is reviewed by regulatory authorities.

        We are dependent on warehouses and service providers in the United States, Brazil, Australia and the Netherlands for product logistics, order fulfillment and distribution support that are owned and operated by third parties. Our ability to supply products to our customers in a timely manner and at acceptable commercial terms could be disrupted or continue to be disrupted by factors such as fire, earthquake or any other natural disaster, work stoppages or information technology system failures that occur at these third party warehouse and service providers.

It is difficult to forecast future performance, which may cause operational delays or inefficiency.

        We create internal operational forecasts to determine requirements for components and materials used in the manufacture of our products and to make production plans. Our limited operating history and commercial experience may make it difficult for us to accurately predict future production requirements. If we forecast inaccurately, this may cause us to have shortfalls or backorders that may negatively impact our reputation with customers and cause them to seek alternative products, or could lead us to have excessive inventory, scrap or similar operational and financial inefficiency that could harm our business.

We compete or may compete in the future against other companies, some of which have longer operating histories, more established products and greater resources, which may prevent us from achieving significant market penetration or improved operating results.

        Our industry is highly competitive, subject to change and significantly affected by new product introductions and activities of other industry participants. Many of the companies developing or marketing bariatric surgical products are large divisions of publicly-traded companies including the Ethicon division of Johnson & Johnson and the Covidien division of Medtronic PLC. In addition, there are several other publicly-traded or privately-held companies with whom we compete depending on the market, including Obalon Therapeutics, Inc., ReShape Lifesciences, Inc., Spatz Laboratories, Cousin BioTech and Medical Innovation Development (Midband).

        These companies may enjoy several competitive advantages, including:

  •
  greater financial and human capital resources;

  •
  significantly greater name recognition;

  •
  established relationships with physicians, referring physicians, customers and third-party payors;

  •
  additional lines of products, and the ability to offer rebates or bundle products to offer greater discounts or incentives to gain a competitive advantage; and

  •
  established sales, marketing and worldwide distribution networks.

        If another company successfully develops an approach for the treatment of obesity that is less invasive or more effective than our current product offerings, including pharmacological treatment options, sales of our products would be significantly and adversely affected.

We may be unable to manage our growth effectively.

        Our integration of the obesity intervention business of Allergan has provided, and our future growth may create, challenges to our organization. From the acquisition date of December 2, 2013, to December 31, 2017, the number of our employees increased from 50 to 213. In the future, should we grow, we expect to incrementally hire and train new personnel and implement appropriate financial and managerial controls, systems and procedures in order to effectively manage our growth. As a public company, we may need to further expand our financial and potentially other resources to support our public company reporting and related obligations. If we fail to manage these challenges effectively, our business could be harmed.

We face the risk of product liability claims that could be expensive, divert management's attention and harm our reputation and business. We may not be able to maintain adequate product liability insurance.

        Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices and drug products. This risk exists even if a device or product is approved or cleared for commercial sale by the FDA and manufactured in facilities regulated by the FDA, or an applicable foreign regulatory authority. Our products and product candidates are designed to affect important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our products or our product candidates could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our products cause, or merely appear to or are alleged to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against it. Product liability claims may be brought against us by consumers, health care providers or others selling or otherwise coming into contact with our products or product candidates, among others. If we cannot successfully defend ourself against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

  •
  litigation costs;

  •
  distraction of management's attention from our primary business;

  •
  the inability to commercialize our products or, if approved or cleared, our product candidates;

  •
  decreased demand for our products or, if approved or cleared, product candidates;

  •
  impairment of our business reputation;

  •
  product recall or withdrawal from the market;

  •
  withdrawal of clinical trial participants;

  •
  substantial monetary awards to patients or other claimants; or

  •
  loss of revenue.

        While we may attempt to manage our product liability exposure by proactively recalling or withdrawing from the market any defective products, any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have an adverse effect on our business.

        In addition, although we maintain product liability and clinical study liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

The misuse or off-label use of our products may harm our image in the marketplace, result in injuries that lead to product liability suits or result in costly investigations and sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

        The products we currently market have been approved or cleared by the FDA for specific indications. We train our marketing and direct sales force to not promote our products for uses outside of the FDA-approved or cleared indications for use, known as "off-label uses." We cannot, however, prevent a physician from using our products off-label, when in the physician's independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those approved or cleared by the FDA or any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

        Physicians may also misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management's attention from our core business, be expensive to defend, and result in sizable damage awards against us that may not be covered by insurance. In addition, if the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or we could be subject to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Any of these events could significantly harm our business and results of operations and cause our stock price to decline.

If our facilities or the facility of a supplier become inoperable, we will be unable to continue to research, develop, manufacture and commercialize our products and, as a result, our business will be harmed.

        We do not have redundant facilities. We perform substantially all of our manufacturing in a single location in Costa Rica. Our manufacturing facility and equipment would be costly to replace and would require substantial lead time to repair or replace. The manufacturing facility may be harmed or rendered inoperable by natural or man-made disasters, including, but not limited to, flooding, fire, earthquakes, volcanic activity and power outages, which may render it difficult or impossible for us to perform our research, development, manufacturing and commercialization activities for some period of time. The inability to perform those activities, combined with our limited inventory of reserve raw materials and finished product, may result in the inability to continue manufacturing our products during such periods and the loss of customers or harm to our reputation. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.

If we experience significant disruptions in our and/or our third-party service providers' information technology systems, our business may be adversely affected.

        We depend on information technology systems for the efficient functioning of our business, including but not limited to accounting, data storage, compliance, sales operations and inventory management. A number of information technology systems in use to support our business operations are owned and/or operated by third-party service providers over whom we have no or very limited control, and upon whom we have to rely to maintain business continuity procedures and adequate security controls to ensure high availability of their information technology systems and to protect our proprietary information. While we will attempt to mitigate interruptions, they could still occur and disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions to our information technology systems, we may not be able to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows.

The ability to protect our or our third-party service providers' information systems and electronic transmissions of sensitive and/or proprietary data from data corruption, cyber-based attacks, security breaches or privacy violations is critical to the success of our business.

        We rely on information technology networks and systems, including the Internet, to securely process, transmit and store electronic information, including personal information of our customers and prospective product end-users. A security breach of this infrastructure, including physical or electronic break-ins, computer viruses, malware attacks by hackers and similar breaches, may cause all or portions of our or our third-party providers' systems to be unavailable, create system disruptions or shutdowns, and lead to erasure of critical data and software or unauthorized disclosure of confidential information. We invest in security technology to protect our data against risks of data security breaches and cyber-attacks, and we have implemented solutions, processes, and procedures to help mitigate these risks at various locations, such as encryption, virus protection, security firewalls and information security and privacy policies.

        Nonetheless, our or our third-party service providers' information technology and infrastructure are subject to attacks by hackers and may be breached due to inadequacy of the protective measures undertaken, employee errors or omissions, malfeasance or other disruptions. The age of our or our third-party providers' information technology systems, as well as the level of protection and business continuity or disaster recovery capability, varies significantly by application software and third-party service provider, and there can be no guarantee that any such measures, to the extent they are in place, will be effective. In addition, a security breach or privacy violation that leads to disclosure of consumer information (including personally identifiable information, protected health information, or personal data of European Union residents) could harm our reputation, compel us to comply with disparate state and foreign breach notification laws and otherwise subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. If we or our third-party providers are unable to prevent security breaches or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may be subject to additional legal claims or proceedings, or we may suffer loss of reputation, financial loss and other regulatory penalties, which could have a material adverse impact on our business, financial condition and results of operations. Hackers and other cyber criminals are using increasingly sophisticated and constantly evolving techniques, and we may need to expend substantial additional resources to continue to protect against potential security breaches or to address problems caused by such attacks or any breach of our safeguards. In addition, a data security breach could distract management or other key personnel from performing their primary operational duties, impair our ability to transact business with our customers, lose access to critical data or systems, or compromise confidential information including trade secrets and other intellectual property, any of which may harm our competitive position, require us to allocate more resources to improved security technologies, or otherwise adversely affect our business.

        In addition, the interpretation and application of consumer and data protection laws in the United States, Europe and elsewhere are often uncertain, contradictory and in flux. For example, the new EU General Data Protection Regulation, or GDPR, that will become effective on May 25, 2018 imposes significant obligations on many U.S. companies, including us, to protect the personal information of European citizens. GDPR may be interpreted and applied in a manner that is inconsistent with our data practices and that our practices will be found to be non-compliant with this regulation. If so, this could result in government-imposed fines or orders requiring that we change our data practices, which could have a material adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

Fluctuations in insurance costs and availability could adversely affect our profitability or our risk management profile.

        We hold a number of insurance policies, including product liability insurance, directors' and officers' liability insurance, general liability insurance, property insurance and workers' compensation insurance. If the costs of maintaining adequate insurance coverage increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. If we operate our business without insurance, we could be responsible for paying claims or judgments against us that would have otherwise been covered by insurance, which could adversely affect our results of operations or financial condition.

Our ability to maintain our competitive position depends on our ability to attract and retain highly qualified personnel.

        We believe that our continued success depends to a significant extent upon our efforts and ability to retain highly qualified personnel. All of our officers and other employees are at-will employees, and therefore may terminate employment with us at any time with no advance notice. The replacement of any of our key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives and would harm our business.

        Many of our employees have become or will soon become vested in a substantial amount of stock or number of stock options. Our employees may be more likely to leave the Company if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly below the market price of our common stock. Further, our employees' ability to exercise those options and sell their stock in a public market may result in a higher than normal turnover rate. We do not carry any "key person" insurance policies.

Risks Related to Regulatory Review and Approval of Our Products

Our products are subject to extensive regulation by the FDA, including the requirement to obtain premarket approval and the requirement to report adverse events and violations of the FDC Act that could present significant risk of injury to patients. Even though we have received FDA approval of our PMA applications and 510(k) clearances to commercially market our products, we will continue to be subject to extensive FDA regulatory oversight.

        Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In general, the FDA permits commercial distribution of a new medical device after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved premarket approval application, or PMA unless the device is specifically exempt from those requirements. The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other pre-amendment, 510(k)-exempt, 510(k) cleared products, or PMA-approved products that have subsequently been down-classified. If the FDA determines that the device is not "substantially equivalent" to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. Pursuant to amendments to the statute in 2012, a manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

        High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA's satisfaction the safety and efficacy of the device for its intended use. Of our products, Lap-Band and Orbera are class III products and have been approved through the FDA's PMA process and our OverStitch products are class II and have been cleared through the 510(k) process. In addition, although FDA has granted PMA approval for our class III products, holding those approvals in good standing requires ongoing compliance with FDA reporting requirements and conditions of approval including the completion of lengthy and expensive post market approval studies. Despite the time, effort and cost required to obtain approval, there can be no assurance that we will be able to meet all FDA requirements to maintain our PMA approvals or that circumstances outside of our control may cause the FDA to withdraw our PMA approvals.

        Our failure to comply with U.S. federal, state and foreign governmental regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of our manufacturing facility are possible.

        Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products internationally, we may be subject to rigorous international regulation in the future. In these circumstances, we would rely significantly on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our products in foreign countries.

If we fail to comply with U.S. federal and state healthcare fraud and abuse or data privacy and security laws and regulations, we could be subject to penalties, including, but not limited to, administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in governmental healthcare programs and the curtailment of our operations, any of which could adversely impact our reputation and business operations.

        Our industry is subject to numerous U.S. federal and state healthcare laws and regulations, including, but not limited to, anti-kickback, false claims, privacy and transparency laws and regulations. Our relationships with healthcare providers and entities, including but not limited to, physicians, hospitals, ambulatory surgery centers, group purchasing organizations and our international distributors are subject to scrutiny under these laws. Violations of these laws or regulations can subject us to penalties, including, but not limited to, administrative, civil and criminal penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs and the curtailment of our operations. Healthcare fraud and abuse regulations are complex and subject to evolving interpretations and enforcement discretion, and even minor irregularities can potentially give rise to claims that a statute or regulation has been violated. The laws that may affect our ability to operate include, but are not limited to:

  •
  the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid; the FCA, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent; knowingly making using, or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government; or knowingly making, using, or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

  •
  the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented, a claim to a federal healthcare program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent;

  •
  the federal Health Insurance Portability and Accountability Act of 1996, ("HIPAA"), and the federal Health Information Technology for Economic and Clinical Health Act of 2009 ("HITECH"), each as amended, and their implementing regulations, which impose requirements upon certain entities relating to the privacy, security, and transmission of health information;

  •
  the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections;

  •
  the federal Foreign Corrupt Practices Act, which prohibits corrupt payments, gifts or transfers of value to foreign officials; and

  •
  foreign or U.S. state law equivalents of each of the above federal laws

        While we do not submit claims for reimbursement to payors and our customers make the ultimate decision on how to submit claims, from time-to-time, we may be asked for reimbursement guidance by our customers. Failure to comply with any of these laws, or any action against us for alleged violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our reputation, business, results of operations and financial condition.

        We have entered into consulting agreements with physicians, including some who influence the ordering and use of our products. While we believe these transactions were structured to comply with all applicable laws, including state and federal anti-kickback laws, to the extent applicable, should the government take the position that these transactions are prohibited arrangements that must be restructured or discontinued, we could be subject to significant penalties. The medical device industry's relationship with physicians is under increasing scrutiny by the OIG, the DOJ, state attorneys general, and other foreign and domestic government agencies. Our failure to comply with laws, rules and regulations governing our relationships with physicians, or an investigation into our compliance by the OIG, DOJ, state attorneys general and other government agencies could significantly harm our business.

        To enforce compliance with the healthcare regulatory laws, federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time and resource consuming and can divert management's attention from the business. Additionally, as a result of these investigations, healthcare providers and entities may have to agree to onerous additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

        In certain cases, actions to pursue claims under the FCA may be brought by private individuals on behalf of the government. These lawsuits are known as "qui tam" actions and the individuals bringing such suits, sometimes known as "relators" or, more commonly, "whistleblowers" may share in any amounts paid by the entity to the government in fines or settlement. For example, in March 2017, we were informed by the Department of Justice that we were a subject in a federal False Claims Act investigation. The government's investigation concerned whether there had been a violation of the False Claims Act, 31 U.S.C. § 3729 et. seq. related to our marketing of the Lap-Band System, including the web-based physician locator provided on our website Lap-Band.com. We cooperated fully with the investigation, and on August 21, 2017, we were notified by the Department of Justice that we were no longer a subject in such investigation.

        In addition, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The Affordable Care Act's provision commonly referred to as the federal Physician Payment Sunshine Act, as well as similar state and foreign laws, impose obligations on medical device manufacturers to annually report certain payments and other transfers of value provided, directly or indirectly, to certain physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. Failure to comply with any of these state, federal, or foreign transparency and disclosure requirements could subject us to significant fines and penalties. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance and reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

        Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

        Most of these laws apply to not only the actions taken by us, but also actions taken by our distributors. We have limited knowledge and control over the business practices of our distributors, and we may face regulatory action against us as a result of their actions which could have a material adverse effect on our reputation, business, results of operations and financial condition.

        In addition, the scope and enforcement of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal or state regulatory authorities might challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our reputation, business, results of operations and financial condition. Any state or federal regulatory review of the Company, regardless of the outcome, would be costly and time-consuming. Additionally, we cannot predict the impact of any changes in these laws, whether or not retroactive.

Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive reimbursement practices of third-party payors could decrease the demand for our products, the prices that customers are willing to pay and the number of procedures performed using our products, which could have an adverse effect on our business.

        All third-party payors, whether governmental or commercial, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling healthcare costs. These cost-control methods include prospective payment systems, bundled payment models, capitated arrangements, group purchasing, benefit redesign, pre-authorization processes and requirements for second opinions prior to major surgery. These cost-control methods also potentially limit the amount that healthcare providers may be willing to pay for our products. Therefore, coverage or reimbursement for medical devices may decrease in the future.

        Federal and state governments in the United States and outside the United State may enact legislation to modify the healthcare system which may result in increased government price controls, additional regulatory mandates and other measures designed to constrain medical costs. These reform measures may limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payors are willing to pay. These changes could result in reduced demand for our products and may adversely affect our operating results.

        Further, from time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. In cases where the cost of certain of our products are recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed or paid directly by the patient, these updates could directly impact the demand for our products. We cannot predict how pending and future healthcare legislation will impact our business, and any changes in coverage and reimbursement that further restricts coverage of our products or lowers reimbursement for procedures using our products could materially affect our business.

Modifications to our marketed products may require new 510(k) or de novo clearances or PMA approvals, or may require us to cease marketing or recall the modified products until clearances or approvals are obtained.

        Modifications to our products may require new regulatory approvals or clearances, including 510(k) or de novo clearances or premarket approvals, or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. For example, a manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer's decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. We have made modifications to our products in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.

        If a manufacturer determines that a modification to an FDA-cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then the manufacturer must file for a new 510(k) clearance or possibly de novo, down-classification or a premarket approval application. Where we determine that modifications to our products require a new 510(k) or de novo clearance or premarket approval application, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. For those products sold in the European Union, we must notify our E.U. Notified Body, if significant changes are made to the products or if there are substantial changes to our quality assurance systems affecting those products. Obtaining clearances and approvals can be a time consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

        For our class III devices, new PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device's indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. There is no guarantee that the FDA will grant PMA approval of our future products and failure to obtain necessary approvals for our future products would adversely affect our ability to grow our business. Delays in receipt or failure to receive approvals, the loss of previously received approvals, or the failure to comply with existing or future regulatory requirements could reduce our sales, profitability and future growth prospects.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

        Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device were to recur. As required per the FDA Code of Federal Regulations (21 CFR) Part 803, we have established procedures and processes for documentation and evaluation of all complaints relative to reportability requirements. As with all device manufacturers, we have 30 days from "becoming aware" of an incident to submit to FDA a MDR for an event that reasonably suggests that a device has or may have caused or contributed to the incident or five work days for an event designated by FDA or an event that requires remedial action to prevent an unreasonable risk of substantial harm to the public health. As part of this assessment Apollo conducts a complaint investigation of each reported Adverse Event. In the event that an investigation is inconclusive (i.e., the investigation cannot confirm whether or not an Apollo product was a cause of an Adverse Event), Apollo's policy and practice is to default in favor of reporting events to the FDA. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

        The FDA may issue safety alerts in response to its review of reported Adverse Events. For instance in February 2017, the FDA issued an update to alert health care providers of reported adverse events of liquid-filled intragastric balloons including several dozen incidents of balloon over-inflation and, separately, a set of reports of acute pancreatitis. In August 2017, the FDA issued an update to alert health care providers of five reports of unanticipated deaths that occurred since 2016 in patients with liquid-filled intragastric balloon system used to treat obesity. In June 2018, the FDA issued an update to alert health care providers of five additional reports worldwide of unanticipated deaths that had been reported since the August 2017 letter to Health Care Providers and also announced the approval of labeling changes for the Orbera Balloon System. Four of the additional reported deaths involved patients who had received an Orbera balloon and had been self-reported by us to the FDA as part of our normal product surveillance process. Neither the FDA's August 2017 letter to Health Care

Providers nor the June 2018 letter to Health Care Providers indicates that the patient deaths were related to the Orbera device or the insertion procedures. However, the August 2017 letter to Health Care Providers subjected us to adverse publicity which we believe contributed to a decrease in sales of the Orbera balloon. The June 2018 letter to Health Care Providers and future safety alerts or other communications from the FDA may subject us to adverse publicity that could further harm our business.

Our international operations must comply with local laws and regulations that present certain legal and operating risks, which could adversely impact our business, results of operations and financial condition.

        We currently operate in the United States, Canada, Brazil, Costa Rica, Australia and key European markets and our products are approved for sale in over 80 different countries; our activities are subject to U.S. and foreign governmental trade, import and export and customs regulations and laws. Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance.

        Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws and economic sanctions laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant costs and disruption of business associated with an internal and/or government investigation, criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

        Our international operations present the same risks as presented by our United States operations plus unique risks inherent in operating in foreign jurisdictions. These unique risks include:

  •
  foreign regulatory approval which could result in delays leading to possible insufficient inventory levels;

  •
  foreign currency exchange rate fluctuations;

  •
  reliance on sales people and distributors;

  •
  pricing pressure that we may experience internationally;

  •
  competitive disadvantage to competitors who have more established business and customer relationships in a given market;

  •
  reduced or varied intellectual property rights available in some countries;

  •
  economic instability of certain countries;

  •
  the imposition of additional U.S. and foreign governmental controls, regulations and laws;

  •
  changes in duties and tariffs, license obligations, importation requirements and other non-tariff barriers to trade;

  •
  scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on the Company; and

  •
  laws and business practices favoring local companies.

        If we experience any of these events, our business, results of operations and financial condition may be harmed.

If we or our suppliers fail to comply with ongoing FDA or foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

        Any product for which we obtain approval or clearance, and the manufacturing processes, reporting requirements, post-market clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our third-party suppliers are required to comply with the Quality System Regulations, or QSR. The QSR covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If we, or our manufacturers, fail to adhere to QSR requirements in the United States or experience delays in obtaining necessary regulatory approvals or clearances, this could delay production of our products and lead to fines, difficulties in obtaining regulatory approvals or clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.

        In addition, the FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by the Company or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspection observations or product safety issues, could result in any of the following enforcement actions:

  •
  untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

  •
  unanticipated expenditures to address or defend such actions;

  •
  customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

  •
  operating restrictions, partial suspension or total shutdown of production;

  •
  refusing or delaying our requests for regulatory approvals or clearances of new products or modified products;

  •
  withdrawing PMA approvals that have already been granted;

  •
  refusal to grant export approval for our products; or

  •
  criminal prosecution.

        Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in a failure to produce our products on a timely basis and in the required quantities, if at all.

        Our products and operations are required to comply with standards set by foreign regulatory bodies, and those standards, types of evaluation and scope of review differ among foreign regulatory bodies. If we fail to comply with any of these standards adequately or if changes to our manufacturing or supply practices require additional regulatory approval, a foreign regulatory body may take adverse actions or cause delays within their jurisdiction similar to those within the power of the FDA. Any such action or circumstance may harm our reputation and business, and could have an adverse effect on our business, results of operations and financial condition.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

        The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

U.S. legislative, FDA or global regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.

        From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

        For example, in December 2016, the 21st Century Cures Act was enacted into law. The Act includes many provisions that impact the regulation of medical devices. For example, the Act includes provisions regarding, among other things:

  •
  expediting the development and prioritizing FDA review of "breakthrough" technologies

  •
  expanding the scope of diseases/conditions eligible for a humanitarian device exemption

  •
  encouraging FDA to rely more on real-world evidence to demonstrate device safety and effectiveness

  •
  emphasizing the least burdensome standard for device reviews

        Moreover, the policies of a new administration and future federal election outcomes could result in significant legislative and regulatory reforms impacting the FDA's regulation of our products. Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

        In addition, on May 25, 2017, the new Medical Devices Regulation (2017/745 or MDR) entered into force. Following its entry into application on May 26, 2020, the Regulations will introduce substantial changes to the obligations with which medical device manufacturers must comply in the EU. High risk medical devices will be subject to additional scrutiny during the conformity assessment procedure. Specifically, the EU Medical Devices Regulation repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA Member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA Member State laws implementing them, in all EEA Member States and are intended to eliminate current differences in the regulation of medical devices among EEA Member States. The EU Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The EU Medical Devices Regulation will however only become applicable three years after publication (in May 2020). Once applicable, the new regulations will among other things:

  •
  strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

  •
  establish explicit provisions on manufacturers' responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

  •
  improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

  •
  set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

  •
  strengthen rules for the assessment of certain high-risk devices which may have to undergo an additional check by experts before they are placed on the market.

Once applicable, the Medical Devices Regulation may impose increased compliance obligations for us to access the EU market.

        In order to continue to sell our products in Europe, we must maintain our CE Marks and continue to comply with certain EU Directives and, in the future with the EU Medical Devices Regulation. Our failure to continue to comply with applicable foreign regulatory requirements, including those administered by authorities of the EEA countries, could result in enforcement actions against us, including refusal, suspension or withdrawal of our CE Certificates of Conformity by our Notified Body, which could impair our ability to market products in the EEA in the future.

If the third parties on which we rely to conduct our clinical trials and to assist us with post market studies do not perform as contractually required or expected, we may not be able to maintain regulatory approval for our products.

        We often must rely on third parties, such as medical institutions, clinical investigators, contract research organizations and contract laboratories to conduct our clinical trials and provide data or prepare deliverables for our PMA post market studies required to keep our PMA approvals in good standing. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to applicable clinical protocols or regulatory requirements or for other reasons, our clinical activities or clinical trials may be extended, delayed, suspended or terminated, and we may be at risk of losing our regulatory approvals, which could harm our business.

Our operations involve the use of hazardous and toxic materials, and we must comply with environmental laws and regulations, which can be expensive, and may affect our business and operating results.

        We are subject to a variety of federal, state and local regulations relating to the use, handling, storage, disposal and human exposure to hazardous materials. Liability under environmental laws can be joint and several and without regard to comparative fault, and environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could harm our business. Although we believe that our activities conform in all material respects with environmental laws, there can be no assurance that violations of environmental and health and safety laws will not occur in the future as a result of human error, accident, equipment failure or other causes. The failure to comply with past, present or future laws could result in the imposition of fines, third-party property damage and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations. We also expect that our operations will be affected by other new environmental and health and safety laws on an ongoing basis. Although we cannot predict the ultimate impact of any such new laws, they will likely result in additional costs, and may require us to change how we manufacture our products, which could have a material adverse effect on our business.

Failure to comply with the United States Foreign Corrupt Practices Act and similar laws associated with any activities outside the United States could subject us to penalties and other adverse consequences.

        We are subject to the United States Foreign Corrupt Practices Act, or FCPA, and other anti-bribery legislation around the world. The FCPA generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments, offers or promises to foreign officials for the purpose of obtaining or retaining business or other advantages. In addition, the FCPA imposes recordkeeping and internal controls requirements on publicly traded corporations and their foreign affiliates. We may face significant risks if we fail to comply with the FCPA and other similar foreign antibribery laws. Although we have implemented safeguards and training, including company policies requiring our employees, distributors, consultants and agents to comply with the FCPA and similar laws, our international operations nonetheless present a risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents, or distributors, because these parties are not always subject to our control. Any violation of the FCPA and related policies could result in severe criminal or civil sanctions, which could have a material and adverse effect on our reputation, business, operating results and financial condition.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

        Our success depends significantly on our ability to protect our proprietary rights to the technologies and inventions used in, or embodied by, our products. To protect our proprietary technology, we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, as well as nondisclosure, confidentiality and other contractual restrictions in our consulting and employment agreements. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage.

Patents

        The process of applying for patent protection itself is time consuming and expensive and we cannot assure investors that all of our patent applications will issue as patents or that, if issued, they will issue in a form that will be advantageous to us. The rights granted to us under our patents, including prospective rights sought in our pending patent applications, may not be meaningful or provide us with any commercial advantage and they could be opposed, contested or circumvented by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings.

        We own numerous issued patents and pending patent applications that relate to our products, as well as individual components of our products. If any of our patents are challenged, invalidated or legally circumvented by third parties, and if we do not own other enforceable patents protecting our products, competitors could market products and use processes that are substantially similar to, or superior to, ours, and our business will suffer. In addition, the patents we own may not be sufficient in scope or strength to provide us with any meaningful protection or commercial advantage, and competitors may be able to design around our patents or develop products that provide outcomes comparable to ours without infringing on our intellectual property rights. We may also determine from time to time to discontinue the payment of maintenance fees, if we determine that certain patents are not material to our business.

        Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act ("the Leahy-Smith Act") was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a "first-to-invent" system to a "first-to-file" system. Under a "first-to-file" system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office ("USPTO") developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition. In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications.

        We may be subject to a third-party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review, or other patent office proceedings or litigation, in the U.S. or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to the Company, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

        Moreover, the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our products, which would have a material adverse effect on our business.

        Furthermore, we do not have patent rights in certain foreign countries in which a market may exist in the future, and the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Thus, we may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to our products.

Trademarks

        We rely on our trademarks as one means to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. Our trademark applications may not be approved, however. For example, we have pending Lap-Band trademark registration actions in Canada, Guatemala, and Thailand where the distinctiveness of the Lap-Band trademark has been challenged and where trademark registration may not be granted or maintained. In other jurisdictions, such as Costa Rica, Croatia, Iceland, Norway, Singapore, Switzerland, and Turkey, trademark applications were refused on distinctiveness grounds. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademarks.

Trade Secrets and Know-How

        We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective.

        Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to protect our market against competitors' products and methods, our competitive position could be adversely affected, as could our business.

We may in the future be a party to patent and other intellectual property litigation and administrative proceedings that could be costly and could interfere with our ability to sell our products.

        The medical device industry has been characterized by frequent and extensive intellectual property litigation. Additionally, the bariatric market is extremely competitive. Our competitors or other patent holders may assert that our products and the methods we employ are covered by their patents. If our products or methods are found to infringe, we could be prevented from manufacturing or marketing our products. In the event that we become involved in such a dispute, we may incur significant costs and expenses and may need to devote resources to resolving any claims, which would reduce the cash we have available for operations and may be distracting to management. We do not know whether our competitors or potential competitors have applied for, will apply for, or will obtain patents that will prevent, limit or interfere with our ability to make, use, sell, import or export our products.

        Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor's patents, we could be prevented from marketing our products in one or more foreign countries. We may also initiate litigation against third parties to protect our own intellectual property. Most of our intellectual property has not been tested in litigation. If we initiate litigation to protect our rights, we run the risk of having our patents invalidated, which would undermine our competitive position.

        Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and can divert management's attention from our core business. If we lose this kind of litigation, a court could require us to pay substantial damages, treble damages and attorneys' fees, and prohibit us from using technologies essential to our products, any of which would have a material adverse effect on our business, results of operations and financial condition. If relevant patents are upheld as valid and enforceable and we are found to infringe, we could be prevented from selling our products unless we can obtain licenses to use technology or ideas covered by such patents. We do not know whether any necessary licenses would be available to us on satisfactory terms, if at all. If we cannot obtain these licenses, we could be forced to design around those patents at additional cost or abandon our products altogether. As a result, our ability to grow our business and compete in the market may be harmed.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

        Many of our employees were previously employed at other medical device companies, including our competitors or potential competitors. We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to our products would have a material adverse effect on our business, and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could have an adverse effect on our business, results of operations and financial condition.

Risks Related to Our Capital Requirements and Finances

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce, eliminate or abandon our commercialization efforts or product development programs.

        Our ability to continue as a going concern may require us to obtain additional financing to fund our operations. We may need to raise substantial additional capital to:

  •
  expand the commercialization of our products;

  •
  fund our operations and clinical studies;

  •
  continue our research and development activities;

  •
  support and expand ongoing manufacturing activities;

  •
  defend, in litigation or otherwise, any claims that our products infringe on third-party patents or other intellectual property rights;

  •
  enforce our patent and other intellectual property rights;

  •
  address legal or enforcement actions by the FDA or other governmental agencies and remediate underlying problems;

  •
  commercialize our new products in development, if any such products receive regulatory clearance or approval for commercial sale; and

  •
  acquire companies or products and in-license products or intellectual property.

        We believe that our existing cash and cash equivalents, revenue, proceeds from recent sales of common stock and available debt and equity financing arrangements will be sufficient to meet our capital requirements and fund our operations at least through the next twelve months. However, we have based these estimates on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. Any future funding requirements will depend on many factors, including:

  •
  market acceptance of our products;

  •
  the scope, rate of progress and cost of our clinical studies;

  •
  the cost of our research and development activities;

  •
  the cost of filing and prosecuting patent applications and defending and enforcing our patent or other intellectual property rights;

  •
  the cost of defending, in litigation or otherwise, any claims that our product infringes third-party patents or other intellectual property rights;

  •
  the cost of defending, in litigation or otherwise, products liability claims;

  •
  the cost and timing of additional regulatory clearances or approvals;

  •
  the cost and timing of establishing additional sales, marketing and distribution capabilities;

  •
  the scope, rate of progress and cost to expand ongoing manufacturing activities;

  •
  costs associated with any product recall that may occur;

  •
  the effect of competing technological and market developments;

  •
  the extent to which we acquire or invest in products, technologies and businesses; and

  •
  the costs of operating as a public company.

        If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Any future debt financing into which we enter may impose covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our development programs.

        We cannot be certain that additional funding will be available on acceptable terms, if at all. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could harm our operating results.

Our outstanding debt financing arrangements contain restrictive covenants that may limit our operating flexibility.

        Our outstanding debt facility is collateralized by substantially all of our assets and contains customary financial and operating covenants limiting our ability to transfer or dispose of assets, merge with or acquire other companies, make investments, pay dividends, incur additional indebtedness and liens and conduct transactions with affiliates. We therefore may not be able to engage in any of the foregoing transactions until our current debt obligations are paid in full or we obtain the consent of the lenders. We cannot assure you that we will be able to generate sufficient cash flows or revenue to meet the financial covenants or pay the principal and interest on our debt. Furthermore, we cannot assure you that future working capital, borrowings or equity financing will be available to repay or refinance any such debt.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

        The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage medical device, pharmaceutical and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  a slowdown in the medical device industry or the general economy;

  •
  inability to obtain adequate supply of the components for any of our products, or inability to do so at acceptable prices;

  •
  performance of third parties on whom the we may rely, including for the manufacture of the components for our products, including their ability to comply with regulatory requirements;

  •
  the results of our current and any future clinical trials of our devices;

  •
  unanticipated or serious safety concerns related to the use of any of our products;

  •
  the entry into, or termination of, key agreements, including key commercial partner agreements;

  •
  the initiation of, material developments in or conclusion of litigation to enforce or defend any of our intellectual property rights or defend against the intellectual property rights of others;

  •
  announcements by us, our commercial partners or our competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

  •
  competition from existing technologies and products or new technologies and products that may emerge;

  •
  the loss of key employees;

  •
  changes in estimates or recommendations by securities analysts, if any, who may cover our common stock;

  •
  general and industry-specific economic conditions that may affect our research and development expenditures;

  •
  the low trading volume and the high proportion of shares held by affiliates;

  •
  changes in the structure of health care payment systems; and

  •
  period-to-period fluctuations in our financial results.

        Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

        In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

        We will continue to incur significant legal, accounting and other expenses including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and The Nasdaq Stock Market LLC. Our executive officers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

Anti-takeover provisions in our charter documents and under Delaware General Corporate Law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove Company management.

        Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporate Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

We do not anticipate that we will pay any cash dividends in the foreseeable future.

        The current expectation is that we will retain future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future. In addition, our ability to pay dividends is limited by covenants in our credit agreement. Additionally, we are a holding company, and our ability to pay dividends will be dependent upon our subsidiaries' ability to make distributions, which may be restricted by covenants in our credit agreement or any future contractual obligations.

Future sales and issuances of our common stock or other securities may result in significant dilution or could cause the price of our common stock to decline.

        We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, if certain of our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In addition, shares of common stock that are subject to outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        We also expect that additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

The ownership of our common stock is currently highly concentrated, and may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

        As of March 31, 2018, our executive officers, directors, holders of 5% or more of our common stock and their respective affiliates beneficially owned a majority of our outstanding capital stock. As a result, this group of stockholders has the ability to control us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

The limited public float and trading volume for our common stock may have an adverse impact and cause significant fluctuation of market price.

        Our common stock is held by a relatively small number of stockholders. Our officers, directors, and members of management acquire stock or have the potential to own stock through previously granted equity awards. Consequently, our common stock has a relatively small float and low average daily trading volume, which could affect a stockholder's ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our common stock in the public market by those larger stockholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a stockholder to liquidate.

        There can be no assurance that an active trading market for our common stock will be sustained in the future. The lack of an active trading market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

        On December 22, 2017, the President of the United States signed into law new legislation that significantly revised the Internal Revenue Code of 1986, as amended. The recently enacted federal income tax law, among other things, contained significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks (in each case applicable to net operating losses arising after 2017), one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We advise our stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

        We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

        We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future. Furthermore, certain of our directors and executive officers have agreed to purchase an aggregate of 440,772 shares of our common stock in this offering.

The exercise of outstanding stock options would cause additional dilution, which could cause the price of our common stock to decline.

        We have and will continue to issue stock options to acquire shares of our common stock. At March 31, 2018, there were 1,906,501 shares issuable upon the exercise of outstanding stock options, including options that vest upon our achievement of certain revenue targets for calendar year 2018, at a weighted average exercise price of $5.29 per share, and we may issue additional stock options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, financings or other strategic transactions.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

        Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

There may be a limited market for investors in our industry.

        Our common stock is held by a relatively small number of stockholders. Investors may have limited funds to invest in the obesity focused medical devices sector, and investors who have purchased or may in the future purchase securities in this sector may choose to sell our securities that they have already purchased in favor of other companies, and/or choose to invest in other companies, including our competitors. As a result, demand for our common stock could decline, which would result in a corresponding decline in our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

  •
  our ability to become profitable and generate consistent cash flows to remain profitable;

  •
  our plans to develop and commercialize additional products;

  •
  our plans to grow our customer base, both domestically and internationally;

  •
  our ability to attract and retain highly qualified personnel;

  •
  our ability to develop, expand and manage a world-wide sales organization;

  •
  our ability to protect and enhance our products and intellectual property;

  •
  our expectations concerning our relationships and actions with third parties;

  •
  future regulatory, judicial and legislative changes in our industry;

  •
  the results of our ongoing or future clinical trials of our devices;

  •
  our financial performance; and

  •
  developments and projections relating to our competitors, our industry and the general economy.

        In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," or the negative of these terms and other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled "Risk Factors" contained in this prospectus supplement, the accompanying prospectus, in any free writing prospectuses we may authorize for use in connection with this offering, and in our Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent filings with the SEC, which are incorporated by reference herein. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

        You should read this prospectus supplement and accompanying prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

 MARKET AND INDUSTRY DATA

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled "Risk Factors" contained in this prospectus supplement and accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent filings with the SEC, which are incorporated by reference herein, and any related free writing prospectus that we may authorize for use in connection with this offering. Accordingly, investors should not place undue reliance on this information.

 USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $19.0 million, from the sale of 3,747,035 shares of common stock at the public offering price of $5.50 per share, after deducting the underwriting discount and estimated expenses payable by us. If the underwriter exercises its option to purchase 562,055 additional shares in full, we estimate that the net proceeds will be approximately $21.9 million, after deducting the underwriting discount and estimated offering expenses payable by us.

        We currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for working capital and general corporate purposes. Accordingly, we retain broad discretion to use of these proceeds.

 DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, and we intend to retain all available funds and any future earnings to fund the development and expansion of our business. In addition, covenants in the agreement governing our senior secured credit facility do not allow for the payment of any cash dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 CAPITALIZATION

        The following table shows our cash, cash equivalents and restricted cash and our capitalization as of March 31, 2018 on:

  •
  an actual basis; and

  •
  an as adjusted basis, giving effect to the sale by us of 3,747,035 shares of common stock in this offering at the public offering price of $5.50 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

        The following information should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and the other documents incorporated by reference in this prospectus supplement and accompanying prospectus. For more details on how you can obtain our periodic reports and other information, see "Where You Can Find More Information" elsewhere in this prospectus supplement.

	As of March 31, 2018
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and restricted cash	$23,257	$42,261

Long-term debt	$33,118	$33,118
Stockholders' equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 17,335,627 shares issued and outstanding, actual; 21,082,662 shares issued and outstanding, as adjusted	17	21
Additional paid-in capital	225,548	244,548
Accumulated other comprehensive income	1,409	1,409
Accumulated deficit	(185,155)	(185,155)

Total stockholders' equity	41,819	60,823

Total capitalization	$74,937	$93,941

        The number of shares of common stock to be outstanding after this offering is based on 17,335,627 shares of common stock outstanding as of March 31, 2018, and excludes:

  •
  1,906,501 shares issuable upon the exercise of outstanding stock options, including options that vest upon our achievement of certain revenue targets for calendar year 2018, with a weighted-average exercise price of $5.29 per share;

  •
  119,167 shares issuable upon settlement of outstanding restricted stock units;

  •
  828,907 shares available for future issuance as of March 31, 2018 as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2017 Equity Incentive Plan; and

  •
  251,891 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $64.86 per share.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

        As of March 31, 2018, our net tangible book value was $0.3 million, or $0.02 per share. Net tangible book value is total tangible assets less total liabilities divided by the total number of outstanding shares of common stock.

        After giving effect to the sale of 3,747,035 shares of common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value as of March 31, 2018 would have been $19.3 million, or $0.92 per share. This represents an immediate increase in as adjusted net tangible book value of $0.90 per share to our existing stockholders and immediate dilution in net tangible book value of $4.58 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Public offering price per share		$5.50
Net tangible book value per share as of March 31, 2018	$0.02
Increase in as adjusted net tangible book value per share attributable to new investors in this offering	0.90

As adjusted net tangible book value per share after giving effect to this offering		0.92

Dilution in net tangible book value per share to new investors in this offering		$4.58

        If the underwriter exercises in full its option to purchase additional shares from us, the adjusted net tangible book value per share after giving effect to this offering would be $1.03 per share, representing an immediate increase to existing stockholders of $1.01 per share, and immediate dilution to investors in this offering of $4.47 per share.

        The number of shares of common stock to be outstanding after this offering is based on 17,335,627 shares of common stock outstanding as of March 31, 2018, and excludes:

  •
  1,906,501 shares issuable upon the exercise of outstanding stock options, including options that vest upon our achievement of certain revenue targets for calendar year 2018, with a weighted-average exercise price of $5.29 per share;

  •
  119,167 shares issuable upon settlement of outstanding restricted stock units;

  •
  828,907 shares available for future issuance as of March 31, 2018 as well as any automatic increases in the number of shares of common stock reserved for future issuance under our 2017 Equity Incentive Plan; and

  •
  251,891 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $64.86 per share.

        The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock or settlement of outstanding restricted stock units. To the extent that any outstanding options or warrants are exercised or restricted stock units are settled, there will be further dilution to new investors.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section titled "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus.

General

        We have authorized capital stock of up to (i) 100,000,000 shares of common stock, par value $0.001 per share and (ii) 15,000,000 shares of preferred stock. As of March 31, 2018, there were 17,335,627 shares of common stock issued and outstanding, which shares were held by 117 stockholders of record, and no shares of preferred stock outstanding. The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws.

Common Stock

        All outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

        Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except matters that relate only to a series of preferred stock.

        In general, stockholder action (except for certain bylaw amendments and certain amendments to our amended and restated certificate of incorporation, which requires the affirmative vote of at least two-thirds of the shares entitled to vote) is based on the affirmative vote of holders of a majority of the shares of common stock represented either in person or by proxy and entitled to vote on such action. Directors are elected by majority vote, unless there is a contested election in which case the bylaws provide for plurality voting.

Dividends

        Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

        Dividends, if any, will be contingent upon revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the board of directors. We presently intend to retain all earnings, if any, and accordingly the board of directors does not anticipate declaring any dividends.

Liquidation

        In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.

Advanced Notice Requirement

        Our bylaws contain advance notice requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors. As a result, stockholders must satisfy specific timing and information requirements in order to have a proposal considered at or in order to nominate a person for election as a director at an annual or special meeting. Any proposal or nomination that fails to comply with these timing and information requirements may be disqualified.

No Cumulative Voting

        Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors.

Authorized but Unissued Shares

        The authorized but unissued shares our common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger or otherwise.

Size of Board and Vacancies

        Our amended and restated bylaws provide that the number of directors on the board of directors is fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by (i) a majority vote of the directors based on the total number of designated directors, though less than a quorum, or by the sole remaining director or (ii) the stockholders holding a majority of the voting power of all of the then outstanding shares of capital stock of our company authorized by law or by the charter to vote on such action at a duly called annual meeting or a duly called special meeting of stockholders (including the special election meeting discussed below). The directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, incapacity, resignation or removal of any director.

Amendments of Governance Documents

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of its directors, the filling of its board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, stockholders ability to act by written consent, and the indemnification of directors.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        Our amended and restated certificate of incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as a director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation also provides that we must advance reasonable expenses to directors and officers, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL.

Miscellaneous

        Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

        Our preferred stock, par value $0.001 per share, may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in our board of directors). The board of directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

        The issuance of preferred stock may delay, deter or prevent a change in control. The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to any applicable certificate of designation for complete information.

        The General Corporate Law of the State of Delaware ("DGCL"), the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        The board of directors may specify the following characteristics of any our preferred stock:

  •
  the maximum number of shares;

  •
  the designation of the shares;

  •
  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

  •
  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

  •
  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

  •
  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund

  •
  the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  •
  the voting rights; and

  •
  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing changes in control or management of the Company.

        The board of directors of our Company has no present plans to issue any shares of preferred stock nor are any shares of preferred stock presently outstanding. Any shares of our preferred stock issued in the future will be fully paid and nonassessable upon issuance.

Stockholder Registration Rights

        Certain holders of shares of our common stock, including certain holders of five percent of our capital stock and entities affiliated with certain of our directors, will be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the investor rights agreement and are described in additional detail below.

        The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

        Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire four years from December 29, 2016 or, with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period.

Demand Registration Rights

        The holders of the registrable securities will be entitled to certain demand registration rights. At any time beginning on the earlier of September 2019 or 180 days following the closing of this offering, the holders of at least 25% of the registrable securities then outstanding, may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, would exceed $10,000,000.

Piggyback Registration Rights

        In connection with this offering, the holders of registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. If we propose to register for offer and sale any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain "piggyback" registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or related to stock issued upon conversion of debt securities, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

        The holders of the registrable securities are entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, before payment of the underwriting discounts and commissions, equals or exceeds $1,000,000. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Effects of Provisions of Our Charter Documents

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of our Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

        The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making it more difficult or more costly to obtain control of the Company. The board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Indemnification

        We are also expressly authorized by the DGCL to carry directors' and officers' insurance to protect the company, its directors, officers and certain employees for some liabilities. The indemnification and advancements provisions in our amended and restated certificate of incorporation and amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our company and its stockholders. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, our company pays the litigation costs of the directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions.

        We maintain standard policies of insurance that provide coverage (i) to directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification and advancements payments that it may make to such directors and officers.

        We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements may facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

        Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling our company for liability arising under the Securities Act, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

  •
  provide that the authorized number of directors may be changed only by resolution of our board of directors;

  •
  provide that our board of directors will be classified into three classes of directors;

  •
  provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

  •
  not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

        The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Anti-Takeover Effects of Delaware Law

        Our company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

        The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

        Our common stock is listed on the Nasdaq Global Market under the symbol "APEN."

Transfer Agent and Registration

        The transfer agent and registrar for the common stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada, 89501, and its telephone number is (775) 322-0626.

UNDERWRITING

        We have entered into an underwriting agreement with Craig-Hallum Capital Group LLC, who is acting as the underwriter with respect to the shares of common stock subject to this offering. Our common stock is listed on the Nasdaq Global Market under the symbol "APEN." Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, 3,747,035 shares of common stock.

        The underwriter is offering the shares of common stock subject to its acceptance of the common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares of common stock are taken. A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus supplement and accompanying prospectus are a part.

Discounts and Expenses

        The underwriter has advised us that it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.2027 per share of common stock. After this offering, the public offering price and concession to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

        The following table shows the underwriting discounts payable to the underwriter by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise by the underwriter of its option to purchase 562,055 additional shares of our common stock.

	Paid by Apollo
	No Exercise	Full Exercise
Per share(1)	$0.3349	$0.3378
Total	$1,254,716	$1,455,651

(1)
Represents a blended underwriting discount for all shares. The underwriter will receive an underwriting discount equal to 3.0% on 440,772 shares purchased by certain of our directors and officers and 6.5% on all other shares sold in the offering.

        In addition, we have agreed to reimburse the underwriter for certain out-of-pocket expenses not to exceed $95,000. We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $350,000, which includes the reimbursement of certain out-of-pocket expenses of the underwriter.

Indemnification

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Lock-up Agreements

        We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

        The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

  •
  Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Electronic Distribution

        This prospectus supplement and accompanying prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter or by its affiliates. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

        From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

        Except for the services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Relationships

        The underwriter is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor, as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer common shares to the public" in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a "relevant person").

        This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Australia

        This prospectus is not a disclosure document for the purposes of Australia's Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

        You confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  •
  a person associated with the Company under Section 708(12) of the Corporations Act; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act.

        To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

        You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

        No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to professional investors, as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made under that Ordinance; or in other circumstances which do not result in the document being a prospectus, as defined in the Companies Ordinance (Cap. 32) of Hong Kong ("CO") or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors, as defined in the SFO and any rules made under that Ordinance.

        This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

        The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the initial purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

        The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a of the CO or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing relating to the common shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to this offering, the Company or the common shares has been or will be filed with or approved by any Swiss regulatory authority.

Canada

        The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes (not addressed, for instance, are gift and estate taxes). Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, broker-dealers and traders in securities, commodities or currencies, U.S. expatriates and certain former citizens and other long-term residents of the United States, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, persons that are deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of options or otherwise as compensation, persons that own or are deemed to own more than 5% of our common stock (except as specifically set forth below), persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, persons who are subject to Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

        In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S, federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

        For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the U.S., (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

        Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. federal income tax purposes. Subject to the discussion below regarding backup withholding and FATCA withholding, dividends will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN (in the case of individuals), IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number, and certifying the Non-U.S. Holder's entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed place of business that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

        To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder's adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess over adjusted basis, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section. See the discussion below in "Gain on Disposition of Our Common Stock."

        Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and FATCA withholding , a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business that such holder maintains in the United States), in which case the Non-U.S. Holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the Non-U.S; Holder is a foreign corporation, the branch profits tax described above in "Distributions" may also apply; (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if the Non-U.S. Holder timely files U.S. tax returns reporting the losses (even though the individual is not considered a resident of the United States); or (3) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (b) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your common stock may be required to withhold tax with respect to that obligation.

Information Reporting Requirements and Backup Withholding

        Generally, we must report information to the IRS with respect to any distributions we pay on our common stock (even if the payments are not dividends subject to withholding) including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), IRS Form W-8ECI or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

        Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements do not apply if the holder provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities) or otherwise meets documentary evidence requirements for establishing Non- U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain non-U.S. brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

        Backup withholding is not an additional tax. Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

        Non-U.S. Holders should consult with their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Accounts/FATCA Withholding

        Sections 1471 through 1474 of the Code and related Treasury regulations (commonly referred to as "FATCA") generally impose a U.S. federal withholding tax of 30% on dividends on and will impose a U.S. federal withholding tax of 30% on the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% applies to dividends on and will apply to the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules to their investment in our common stock.

        The withholding provisions described above apply currently to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR U.S. FEDERAL TAX LAWS.

 LEGAL MATTERS

        Cooley LLP of Palo Alto, California will pass upon the validity of the shares of common stock offered hereby. The underwriter is being represented by Ellenoff Grossman & Schole LLP of New York, New York in connection with the offering. As of the date of this prospectus supplement, GC&H Investments, LLC and GC&H Investments, entities comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 11,763 shares of our common stock.

EXPERTS

        The consolidated financial statements of Apollo Endosurgery, Inc. as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

        You can read our SEC filings, including the registration statement, over the internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.apolloendo.com, other than as specifically incorporated by reference in this prospectus supplement and accompanying prospectus, is not part of this prospectus supplement and accompanying prospectus, and the inclusion of our website address in this prospectus supplement and accompanying prospectus is an inactive textual reference only.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus. Information in this prospectus supplement and accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and accompanying prospectus. We incorporate by reference into this prospectus supplement and accompanying prospectus and the registration statement of which this prospectus supplement and accompanying prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 333-221893):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 1, 2018;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which was filed with the SEC on May 3, 2018;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A relating to our 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2018;

  •
  our Current Reports on Form 8-K filed with the SEC on February 23, 2018, May 30, 2018 and June 15, 2018; and

  •
  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A/A, filed with the SEC on October 31, 2012.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the shares of our common stock made by this prospectus supplement and accompanying prospectus and will become a part of this prospectus supplement and accompanying prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement and accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Apollo Endosurgery, Inc.
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
Attn: Secretary
(512) 279-5100

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information.

PROSPECTUS

$50,000,000

Common Stock

        From time to time, we may offer and sell up to an aggregate amount of $50,000,000 of common stock.

        We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the shares of common stock being offered.

        Our common stock is listed on the Nasdaq Global Market under the trading symbol "APEN." On December 1, 2017, the last reported sale price of our common stock was $4.51 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Global Market or other securities exchange of the shares of common stock covered by the applicable prospectus supplement.

        Investing in shares of our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled "Risk Factors" on page 4 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

        This prospectus may not be used to consummate a sale of shares of our common stock unless accompanied by a prospectus supplement.

        As of November 30, 2017, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $49.4 million, based on 8,689,635 shares of outstanding common stock held by non-affiliates, at a price of $5.69 per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on October 5, 2017. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus is a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

        The shares of our common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any shares of our common stock with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such shares of our common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2017.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration statement, we may, from time to time, offer and sell in one or more offerings, up to a total dollar amount of $50,000,000 of shares of our common stock as described in this prospectus.

        Each time we offer shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Incorporation of Certain Information by Reference," before buying any of the shares of our common stock being offered.

        This prospectus may not be used to consummate a sale of shares of our common stock unless it is accompanied by a prospectus supplement.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, the accompanying prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

        The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document

i

incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

        This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled "Where You Can Find Additional Information."

ii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our shares of our common stock discussed in the section titled "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

        Throughout this prospectus, the terms "we," "us," "our," and "our company" refer to Apollo Endosurgery, Inc.

 Apollo Endosurgery, Inc.

Overview

        We are a medical technology company primarily focused on the design, development and commercialization of innovative medical devices that can be used for the treatment of obesity.

        We are one of the market share leaders in less invasive devices that treat obesity. Our products are used by general surgeons, bariatric surgeons and gastroenterologists to treat patients in a variety of settings to patients who suffer from obesity and many co-morbidities associated with obesity.

        We believe that obesity is a chronic disease and that the optimal clinical outcome for a substantial portion of patients suffering from obesity will require interventional treatments combined with ongoing, long-term physician care. As a result, our product portfolio consists of surgical and non-surgical interventional devices that fill the gap between low efficacy pharmacological treatments for obesity and highly-invasive, anatomy-altering bariatric stapling procedures. Some of our products are also used in procedures that address or repair a variety of gastrointestinal defects.

        Our strategic focus and the majority of our future revenue growth is expected to come from our Endo-bariatric product portfolio, which consists of the Orbera and OverStitch systems. Until recently, the majority of our product revenues has come from the Apollo surgical product portfolio, which consists of the Lap-Band System and related laparoscopic accessories. Revenues from the surgical product portfolio had been decreasing over the past several years prior to our acquisition of those products and revenues have continued to decline since.

Corporate Background

        Apollo was founded in 2005, and is currently incorporated in Delaware with headquarters in Austin, Texas. The Company was founded to develop and commercialize innovations originating from a collaboration of physicians from the Mayo Clinic, Johns Hopkins University, Medical University of South Carolina, the University of Texas Medical Branch and the Chinese University of Hong Kong, who called themselves the Apollo Group. The work of the Apollo Group resulted in a significant portfolio of patents in the field of flexible endoscopy and minimally invasive surgery aimed at minimizing the trauma of surgical access by taking advantage of natural orifices to deliver surgical tools to targeted areas.

        In December 2013, we entered into an asset purchase agreement to acquire the obesity intervention division of Allergan, Inc. In conjunction with this purchase agreement, we entered into several agreements whereby Allergan agreed to provide manufacturing and distribution support over a two year period as we established our own manufacturing and worldwide distribution capabilities.

        Since December 2013, we have proceeded to establish capabilities and transfer responsibility for a variety of activities related to the acquired Allergan business. Significant milestones during the transition period include:

  •
  transfer of United States sales force in December 2013;

  •
  transfer of United States distribution in September 2014;

  •
  transfer of Europe, Canada and Australia sales force and distribution in November 2014;

  •
  transfer of most worldwide regulatory activities in December 2014;

  •
  transfer of product surveillance activities in October 2015;

  •
  transfer of Brazilian sales and distribution activities in November 2015; and

  •
  start of Costa Rica manufacturing operations in June 2016.

        As a result of these transition activities, we established offices in England, Australia, Italy and Brazil that oversee regional sales and distribution activities outside the United States; a manufacturing facility in Costa Rica; and a device analysis lab in California. All other activities are managed and operated from our facilities in Austin, Texas.

        In December 2016, we completed our business combination with Lpath, Inc., a publicly traded company, in accordance with the terms of an agreement and plan of merger and reorganization, dated September 8, 2016. Following the merger, Lpath was renamed "Apollo Endosurgery, Inc." and our common stock began trading on the Nasdaq Global Market under the symbol "APEN."

        "Lap-Band", "Orbera", "OverStitch", the Apollo logo and other trademarks or service marks of Apollo Endosurgery, Inc. appearing in this prospectus are the property of Apollo Endosurgery, Inc. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

        Our principal executive offices are located at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Our telephone number is (512) 279-5100.

The Shares of Common Stock We May Offer

        We may offer shares of our common stock up to a total dollar amount of $50,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. Each time we offer shares of our common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the offering.

        The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer any security other than shares of our common stock.

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SHARES OF OUR COMMON STOCK UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We may sell the shares of our common stock directly to investors or to or through agents, underwriters or dealers. We and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of shares of our common stock. If we do offer shares of our common stock to or through agents or underwriters, we will include in the applicable prospectus supplement:

  •
  the names of those agents or underwriters;

  •
  applicable fees, discounts and commissions to be paid to them;

  •
  details regarding over-allotment options, if any; and

  •
  the net proceeds to us.

        We may issue shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. We urge you to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Use of Proceeds

        Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for general corporate purposes, including helping support the adoption of our Endo-Bariatric products, developing new product offerings and expanding into new markets. See the section titled "Use of Proceeds" in this prospectus.

Nasdaq Global Market Listing

        Our common stock is listed on the Nasdaq Global Market under the symbol "APEN." The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Global Market or other securities exchange of the shares of our common stock covered by the applicable prospectus supplement.

RISK FACTORS

        Investing in shares of our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should consider carefully the risks and uncertainties described in the section titled "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section titled "Risk Factors" contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled "Special Note Regarding Forward-Looking Statements."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the SEC that are incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

  •
  our ability to become profitable and generate consistent cash flows to remain profitable;

  •
  our plans to develop and commercialize additional products;

  •
  our plans to grow our customer base, both domestically and internationally;

  •
  our ability to attract and retain highly qualified personnel;

  •
  our ability to develop, expand and manage a world-wide sales organization;

  •
  our ability to protect and enhance our products and intellectual property;

  •
  our expectations concerning our relationships and actions with third parties;

  •
  future regulatory, judicial and legislative changes in our industry;

  •
  the results of our ongoing or future clinical trials of our devices;

  •
  our financial performance; and

  •
  developments and projections relating to our competitors, our industry and the general economy.

        In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "intends," "may," "plans," "potential," "will," "would," or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled "Risk Factors" contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

        You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

 USE OF PROCEEDS

        Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder, if any, for general corporate purposes, including helping support the adoption of our Endo-Bariatric products, developing new product offerings and expanding into new markets or for any other purpose we describe in the applicable prospectus supplement.

 DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the sections titled "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus.

General

        We have authorized capital stock of up to (i) 100,000,000 shares of common stock, par value $0.001 per share and (ii) 15,000,000 shares of preferred stock. As of September 30, 2017, there were 17,290,347 shares of common stock issued and outstanding, which shares were held by 120 stockholders of record, and no shares of preferred stock outstanding.

        The following is a summary of the material provisions of the common stock and preferred stock provided for in our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

        All outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

        Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except matters that relate only to a series of preferred stock.

        In general, stockholder action (except for certain bylaw amendments and certain amendments to our amended and restated certificate of incorporation, which requires the affirmative vote of at least two-thirds of the shares entitled to vote) is based on the affirmative vote of holders of a majority of the shares of common stock represented either in person or by proxy and entitled to vote on such action. Directors are elected by majority vote, unless there is a contested election in which case the bylaws provide for plurality voting.

Dividends

        Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

        Dividends, if any, will be contingent upon revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the board of directors. We presently intend to retain all earnings, if any, and accordingly the board of directors does not anticipate declaring any dividends.

Liquidation

        In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.

Miscellaneous

        Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

        Our preferred stock, par value $0.001 per share, may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in our board of directors). The board of directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

        The issuance of preferred stock may delay, deter or prevent a change in control. The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to any applicable certificate of designation for complete information.

        The General Corporate Law of the State of Delaware, or DGCL, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        The board of directors may specify the following characteristics of any our preferred stock:

  •
  the maximum number of shares;

  •
  the designation of the shares;

  •
  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

  •
  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

  •
  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

  •
  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund

  •
  the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  •
  the voting rights; and

  •
  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing changes in control or management of the company.

        The board of directors of our company has no present plans to issue any shares of preferred stock nor are any shares of preferred stock presently outstanding. Any shares of our preferred stock issued in the future will be fully paid and nonassessable upon issuance.

Advanced Notice Requirement

        Our bylaws contain advance notice requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors. As a result, stockholders must satisfy specific timing and information requirements in order to have a proposal considered at or in order to nominate a person for election as a director at an annual or special meeting. Any proposal or nomination that fails to comply with these timing and information requirements may be disqualified.

No Cumulative Voting

        Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors.

Authorized but Unissued Shares

        The authorized but unissued shares our common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger or otherwise.

Size of Board and Vacancies

        Our amended and restated bylaws provide that the number of directors on the board of directors is fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by (i) a majority vote of the directors based on the total number of designated directors, though less than a quorum, or by the sole remaining director or (ii) the stockholders holding a majority of the voting power of all of the then outstanding shares of capital stock of our company authorized by law or by the charter to vote on such action at a duly called annual meeting or a duly called special meeting of stockholders (including the special election meeting discussed below). The directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, incapacity, resignation or removal of any director.

Amendments of Governance Documents

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of its directors, the filling of its board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, stockholders ability to act by written consent, and the indemnification of directors.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        Our amended and restated certificate of incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as a director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation also provides that we must advance reasonable expenses to directors and officers, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL.

Anti-Takeover Effects of Provisions of Our Charter Documents

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the company to first negotiate with the board of directors. The benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the company because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

        The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making it more difficult or more costly to obtain control of the company. The board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Indemnification

        We are also expressly authorized by the DGCL to carry directors' and officers' insurance to protect the company, its directors, officers and certain employees for some liabilities. The indemnification and advancements provisions in our amended and restated certificate of incorporation and amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our company and its stockholders. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, our company pays the litigation costs of the directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions.

        We maintain standard policies of insurance that provide coverage (i) to directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification and advancements payments that it may make to such directors and officers.

        We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements may facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

        Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling our company for liability arising under the Securities Act, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

  •
  provide that the authorized number of directors may be changed only by resolution of our board of directors;

  •
  provide that our board of directors will be classified into three classes of directors;

  •
  provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

  •
  not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

        The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Anti-Takeover Effects of Delaware Law

        Our company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

        The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        Our common stock is listed on the Nasdaq Global Market under the symbol "APEN." The transfer agent and registrar for the common stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada, 89501, and its telephone number is (775) 322-0626.

 PLAN OF DISTRIBUTION

        We may sell the shares of our common stock from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the shares of our common stock to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute the shares from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the shares of our common stock, including, to the extent applicable:

  •
  the name or names of the underwriters, if any;

  •
  the purchase price of the shares of our common stock or other consideration therefor, and the proceeds, if any, we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional shares of our common stock from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the shares of our common stock may be listed.

        Only underwriters named in the prospectus supplement will be underwriters of the shares of our common stock offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the shares of our common stock for their own account and may resell the shares of our common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of our common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the shares of our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of our common stock offered by the prospectus supplement, other than shares of our common stock covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares of our common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for us in the ordinary course of business.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the shares of our common stock, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares of our common stock originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the shares of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters or agents that are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

 LEGAL MATTERS

        Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus, GC&H Investments, LLC and GC&H Investments, entities comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 11,763 shares of our common stock. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        We maintain a website at www.apolloendo.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35706):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 24, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the SEC on May 4, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the SEC on August 1, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on October 26, 2017;

  •
  the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016, from our definitive proxy statement relating to our 2017 annual meeting of stockholders, which was filed on April 28, 2017;

  •
  our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 3, 2017, January 20, 2017, February 17, 2017, March 8, 2017, March 10, 2017, April 12, 2017, June 1, 2017, June 13, 2017, August 25, 2017, November 1, 2017, and November 17, 2017; and

  •
  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A/A, filed with the SEC on October 31, 2012.

        All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Apollo Endosurgery, Inc.
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
Attn: Secretary

3,747,035 Shares

Common Stock

Prospectus Supplement

Craig-Hallum Capital Group

June 20, 2018